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                                                                     Exhibit 2.1



                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              GENZYME CORPORATION,

                               RODEO MERGER CORP.,

                       AND NOVAZYME PHARMACEUTICALS, INC.







                          -----------------------------

                           Dated as of August 6, 2001

                          -----------------------------


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 6, 2001 is among Genzyme Corporation ("Parent"), a Massachusetts corporation, Rodeo Merger Corp. ("Merger Sub"), a Delaware corporation, and Novazyme Pharmaceuticals, Inc. (the "Company"), a Delaware corporation. The parties wish to effect the acquisition of the Company by Parent through a merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions set forth herein.

                                 R E C I T A L S

         A. The Board of Directors of the Company has approved and deems it advisable and in the best interests of its stockholders to consummate a strategic business combination between the Company and Parent upon the terms and subject to the conditions set forth herein.

         B. The Boards of Directors of Parent and Merger Sub, having determined that such combination is desirable, have approved the transactions contemplated by this Agreement, and Parent, as the sole stockholder of Merger Sub, has voted to adopt this Agreement

         C. For United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. For financial accounting purposes, it is intended that the Merger be accounted for using the purchase method of accounting.

         D. As a condition to, and concurrently with the execution of, this Agreement certain Company stockholders have executed and delivered to Parent a Stockholders Voting Agreement (the "Voting Agreement") in the form of EXHIBIT A attached hereto, pursuant to which such stockholders have, among other things, agreed to vote all shares of capital stock of the Company held by them in favor of adoption of this Agreement and matters related thereto and to grant Parent's designees an irrevocable proxy to vote all such shares.

         In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1 - THE MERGER

1.1 THE MERGER.

         (a) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

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         (b) The name of the Surviving Corporation shall be "Novazyme
Pharmaceuticals, Inc."

1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with the DGCL, and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL, or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP (or such other place as the parties may agree) for the purpose of confirming the foregoing. The date on which the Closing occurs is referred to herein as the "Closing Date" and, unless the parties otherwise agree or the Closing is delayed pursuant to SECTION 8.1(e), shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in SECTIONS 5, 6 and 7 (other than delivery of items to be delivered at the Closing).

1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

1.5 DIRECTORS AND OFFICERS.

         (a) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         (b) Each current director of the Company shall submit his or her resignation at the Closing to be effective at the Effective Time.

1.6 CONVERSION OF COMMON STOCK.

         (a) MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:

             (i) Subject to payment of cash in lieu of fractional shares as provided in SECTION 1.6(c) and to SECTION 8.1(e), all shares of Company common stock, $0.01 par value per share ("Company Common Stock"), including shares of Company Common Stock issued upon conversion, immediately prior to the Effective Time, of the Convertible Debentures (as defined in SECTION 1.7(c)) and shares of Company Preferred Stock (as defined in SECTION 1.7(d)), but excluding shares held by the Company as treasury stock, shares held by any Company


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Subsidiary (as defined in SECTION 2.4(a)) and Dissenting Shares (as defined in
SECTION 1.6(f)), shall be cancelled and extinguished and automatically converted into and become the right to receive: (A) shares of Genzyme General Division common stock, $0.01 par value per share ("Parent Common Stock") (together with the associated Genzyme General Division Common Stock Purchase Rights under Parent's Second Amended and Restated Renewed Rights Agreement (the "Parent Rights Plan")), equal to the Initial Merger Consideration (as defined below) and
(B) such additional shares of Parent Common Stock (together with the associated Genzyme General Division Common Stock Purchase Rights under the Parent Rights
Plan) (the "Contingent Merger Consideration") as are payable pursuant to SECTION 1.6(b). The Initial Merger Consideration and the Contingent Merger Consideration, together with cash payments in lieu of fractional shares pursuant to SECTION 1.6(c), are referred to collectively as the "Merger Consideration."

             (ii) The "Initial Merger Consideration" shall equal the number of shares of Parent Common Stock determined by dividing (x) $137,500,000 (the "Upfront Payment") less the Convertible Deduction (as defined below) by (y) the Closing Parent Price (as defined below). The Upfront Payment shall also be decreased by amounts, other than the Merger Consideration, paid or payable with respect to Company Preferred Stock (including any redemption payment) or Convertible Debentures; the consideration that would otherwise be allocable to Dissenting Shares if the holders thereof had not exercised dissenters' rights under the DGCL; and any amount by which the Transaction Expenses exceed $2,250,000. The "Transaction Expenses" shall equal fees and expenses of the Company's attorneys, accountants, financial advisors and other outside advisors relating to this Agreement or the transactions contemplated hereby. If prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger), the number of shares of Parent Common Stock included in the Initial Merger Consideration shall be equitably adjusted to give effect to such event. If, prior to the Effective Time, Parent Common Stock is changed into shares of another class or series of stock, or into the right to receive other assets, whether by a reorganization, reclassification, merger, consolidation, sale of assets or other otherwise, then the Initial Merger Consideration shall consist of the amount of shares of stock and other assets receivable upon such event by holders of the number of shares of Parent Common Stock that would have constituted the Initial Merger Consideration immediately prior to such event.

             (iii) The "Convertible Deduction" shall equal (A) the product of
(x) the quotient of (I) the sum of the number of Company Vested Option Shares (as such term is defined below), the number of shares underlying the Company Warrants (as defined in SECTION 1.7(b)) outstanding immediately prior to the Effective Time and the number of shares of Company Common Stock that would be issuable immediately prior to the Effective Time upon conversion of the shares of Series B Stock (as defined in SECTION 1.7(d) underlying the Company Preferred Stock Purchase Rights (as defined below) outstanding immediately prior to the Effective Time divided by (II) the sum of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of Company Vested Option Shares, the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of all Company Warrants outstanding immediately prior to the Effective Time and


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the number of shares of Company Common Stock that would be issuable immediately prior the Effective Time upon conversion of the shares of Series B Stock underlying the Company Preferred Stock Purchase Rights outstanding immediately prior to the Effective Time (the result obtained from the sum contemplated under this clause (II) being hereinafter referred to as the "Diluted Number") multiplied by (y) the sum of (I) the Upfront Payment and (II) the Aggregate Exercise Price (as defined below), less (B) the Aggregate Exercise Price.

             (iv) The "Closing Parent Price" shall equal the average of the per share closing prices of Parent Common Stock as reported by The Nasdaq National Market for the 20 trading days ending three trading days prior to the Closing Date, rounded to the fourth decimal place; PROVIDED, HOWEVER, subject to SECTION 8.1(e), in no event shall the Closing Parent Price be less than $37.80 or greater than $70.20 (in either case, subject to adjustment for any reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger) affecting the shares of Parent Common Stock).

             (v) The term "Company Vested Option Shares" shall mean all shares of Company Common Stock that may be purchased immediately prior to the Effective Time (after giving effect to any applicable acceleration of exercise provisions) upon exercise of Company Options (as defined in SECTION 1.7(a)) outstanding immediately prior to the Effective Time.

             (vi) The term "Company Preferred Stock Purchase Rights" shall mean the rights to purchase shares of Series B Stock pursuant to the Series B Purchase Agreement.

             (vii) The term "Aggregate Exercise Price" shall mean the aggregate exercise price payable to the Company with respect to all Company Vested Option Shares and all shares of Company Common Stock issuable upon exercise of all Company Warrants outstanding immediately prior to the Effective Time plus (A) the aggregate exercise price paid to the Company with respect to any Company Vested Options Shares issued upon exercise of Company Options exercised between August 2, 2001 and the Effective Time, and (B) the aggregate exercise price paid to the Company with respect shares of Company Common Stock issued upon exercise of Company Warrants exercised between August 2, 2001 and the Effective Time.

             (viii) The term "Series B Purchase Agreement" shall mean that certain Securities Purchase Agreement dated April 17, 2001 by and among the Company and the other parties thereto, as amended and in effect immediately prior to the Effective Time, including any additional purchaser agreements that the Company enters into prior to the Effective Time pursuant to Section 2.1(b) thereto.

             (ix) The Initial Merger Consideration shall be allocated among the shares of Company Common Stock outstanding immediately prior the Effective Time based on the "Exchange Ratio," which shall equal the quotient, rounded to the fourth decimal place, determined by dividing the Initial Merger Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (less the number of shares cancelled pursuant to SECTION 1.6(d) to the extent outstanding). SCHEDULE I hereto indicates the


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percentage allocation among holders of Company capital stock as if the Effective
Time occurred on the date of this Agreement. The Company will update SCHEDULE I immediately prior to the Closing in accordance with SECTION 4.21.

         (b) CONTINGENT MERGER CONSIDERATION. Each holder (together with all of such holder's permitted transferees, a "Holder") of shares Company Common Stock outstanding immediately prior to the Effective Time shall be entitled to receive, subject to payment of cash in lieu of fractional shares, the following Contingent Merger Consideration:

             (i) Each Holder on the date, if any, on which the First Milestone (as defined in clause (iii) below) occurs (the "First Milestone Date") shall be entitled to receive the number of shares of Parent Common Stock, rounded to four decimal places, equal to the product of (x) the First Contingent Exchange Ratio multiplied by (y) the number of shares of Company Common Stock held by such Holder immediately prior to the Effective Time. The "First Contingent Exchange Ratio" shall equal the quotient, rounded to four decimal places, of (x) the quotient of (A) $37,500,000 (the "First Contingent Merger Consideration") divided by (B) the First Milestone Closing Parent Price, divided by (y) the Diluted Number. The "First Milestone Closing Parent Price" shall equal the average for the 20 trading days ending three trading days prior to the First Milestone Date, rounded to the fourth decimal place, of the last sale prices or, in case no sales take place on any such day, the average of the closing bid and ask prices, in either case, at 4:00 p.m. (or such earlier time as the last sale prior to 4:00 p.m.), New York City time, as reported by The Nasdaq National Market (or, if the Parent Common Stock is not then quoted on The Nasdaq National Market, on the New York Stock Exchange Composite Tape), or, if the Parent Common Stock is not then quoted on The Nasdaq National Market (or listed or admitted to trading on the New York Stock Exchange), on the primary securities exchange on which the Parent Common Stock is then traded, or if the Parent Common Stock is not listed or admitted to trading on any securities exchange, the last sale prices or, in case no such sales takes place on such days, the average of the highest reported bid and lowest reported ask prices as furnished by the National Association of Securities Dealers, Inc. or, if the National Association of Securities Dealers, Inc. is not then furnishing such information, the average of the highest reported bid and lowest reported ask prices as available from any other over-the-counter market, or if on such trading days the Parent Common Stock is not reported in any such market, the fair value of a share of Parent Common Stock on such days, as determined in good faith by, and evidenced by a resolution of, Parent's Board of Directors (the "Quoted Price").

             (ii) Each Holder on the date, if any, on which the Second Milestone (as defined in clause (iii) below) occurs (the "Second Milestone Date"), shall be entitled to receive the number of shares of Parent Common Stock, rounded to four decimal places, equal to the product of (x) the Second Contingent Exchange Ratio multiplied by (y) the number of shares of Company Common Stock held by such Holder immediately prior to the Effective Time. The "Second Contingent Exchange Ratio" shall equal the quotient, rounded to four decimal places, of (x) the quotient of (A) $50,000,000 (the "Second Contingent Merger Consideration") divided by (B) the Second Milestone Closing Parent Price, divided by (y) the Diluted Number. The "Second Milestone Closing Parent Price" shall equal the average for the 20 trading days ending three trading days prior to the Second Milestone Date, rounded to the fourth decimal place, of the Quoted Price.


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             (iii) For purposes of this SECTION 1.6(b), the "First Milestone"
shall mean the grant to Parent or a Related Person (as defined below) of final approval by the United States Food and Drug Administration, or any successor agency thereto (the "FDA"), of a Biologics License Application (or a similar application filed with the FDA after completion of clinical trials to obtain marketing approval for a product in the United States) (a "BLA") on or before June 1, 2006 for a product

                           (A) that is approved for treatment of patients with a
                  lysosomal storage disorder and either (I) whose manufacture, use, sale or importation by a third party would, absent a license granted to such third party by Parent or the Surviving Corporation, infringe one or more Valid Claims or (II) which uses any of the Company's proprietary phosphorylation and/or glycosylation technologies, methods and know how (including, without limitation, the method of use of mannosidase inhibitors) for the production of lysosomal enzymes using human recombinant phosphotransferase enzyme and/or human recombinant phosphodiester A-GlcNAcase (UCE) (the "COMPANY PROPRIETARY TECHNOLOGY"), or

                           (B) that is approved for treatment of patients with
                  Pompe disease, Fabry disease or mucopolysaccharidosis I disease ("MPS I") and uses lectin-resistant cell lines for the production of lysosomal enzymes

(a product meeting the requirements of either clause (A) or (B) above being hereinafter referred to as an "Approved Product"), and the "Second Milestone" shall mean the grant to Parent of final approval by the FDA of a BLA on or before June 1, 2008 for a second Approved Product. The First Milestone and the Second Milestone are each a "Milestone" and together, the "Milestones." For purposes of this SECTION 1.6(b)(iii), the term (A) "Related Person" means any
(1) subsidiary or affiliate of Parent, (2) joint venture in which Parent has an equity interest or sublicensee of Parent that has or acquires (x) rights to use the Company Proprietary Technology, (y) rights under any patent or patent application listed on Section 1.6(b)(iii) or 2.12 of the Company Disclosure Schedule or (z) rights to use the Company's technologies, methods and know how for the use of lectin-resistant cell lines for the production of lysosomal enzymes for therapies to treat patients with Pompe disease, Fabry disease or MPS I, or (3) successor, assign or transferee of Parent or of the foregoing persons or entities, and (B) "Valid Claim" means an issued claim of an unexpired patent, or a claim of a pending patent application, listed on SECTION 2.12 of the Company Disclosure Schedule (as defined below), or a claim of a patent application filed on or prior to the Effective Time or within 90 days of the Effective Time (but at the latest by December 31, 2001) but that was in the process of being drafted prior to the Effective Time, and is listed on SECTION 1.6(b)(iii) of the Company Disclosure Schedule, and, in the case of applications filed after the Effective Time, the filing of the application has been approved, in the exercise of good faith judgment, as to patentable subject matter by Parent's Chief Patent Counsel (or a claim of any divisional, continuation, or continuation-in-part of any of such patent application to the extent such claim is directed to the subject matter specifically described in the aforementioned patent applications), directed to subject matter which shall not have been withdrawn, canceled or disclaimed or held permanently revoked, invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, and which has not


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been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. Notwithstanding the foregoing, a claim directed to subject matter of a pending patent application, divisional application, or continuation-in-part application or the foreign equivalent thereof shall cease to be a Valid Claim if no patent has issued on such claim on or prior to the seventh anniversary of the date of filing such patent application (or, in the case of a continuation application or foreign equivalent thereof, the date of filing of the earliest patent application).

             (iv) Within 10 business days of each Milestone Date, Parent shall send to each Holder listed on SCHEDULE I as updated through the applicable Milestone Date (A) a certificate representing that number of whole shares of Parent Common Stock issuable as Contingent Merger Consideration and (B) a check in the amount of any cash due pursuant to SECTION 1.6(c). No interest shall be paid or shall accrue on any such amounts.

             (v) If, prior to a Milestone Date, Parent Common Stock is changed into shares of another class or series of stock, or into the right to receive other assets, whether by a reorganization, reclassification, merger, consolidation, sale of assets or otherwise, then the Contingent Merger Consideration shall consist of the amount of shares of stock and other assets receivable upon such event by holders of the number of shares of Parent Common Stock that would have constituted the Contingent Merger Consideration immediately prior to such event. In addition, if within the period beginning 23 trading days prior to the applicable Milestone Date and ending on such Milestone Date, there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger), the number of shares of Parent Common Stock payable upon achievement of such Milestone and/or the First Milestone Closing Parent Price or Second Milestone Closing Parent Price, as applicable, shall be equitably adjusted to give effect to such event.

            (vi) The right of a Holder to receive Contingent Merger Consideration, if any: (A) shall be personal to such Holder; (B) shall not be transferable by such Holder or any person claiming under such Holder, whether by sale, assignment, pledge or otherwise, except as set forth below, and any other purported transfer shall be void and of no force or effect; (C) shall not constitute or represent any equity or ownership interest in Parent or the Surviving Corporation; and (D) shall not entitle the Holder of such right to any voting or dividend rights, rights to any other distributions or other rights common to stockholders. Notwithstanding the foregoing, this Agreement shall not restrict any Holder from transferring the right to receive Contingent Merger Consideration to other entities controlled by such Holder or, in the case of any Holder that is a corporation, general partnership, limited partnership, limited liability company or venture capital firm, to such Holder's stockholders, partners, members or other holders of equity securities in such Holder, as applicable, or in connection with tax, estate or financial planning, or the transfer of such right upon the death of the Holder by operation of law or otherwise, PROVIDED THAT, the Holder provides to Parent prompt written notice of such transfer.

             (vii) After the Effective Time, this SECTION 1.6(b) may be amended, and any obligation of Parent hereunder waived, only by means of a written instrument executed by Parent and Holders with the right to receive at least two-thirds of the Contingent Merger Consideration.


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         (c) NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder at such time) shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the average of the high and low per share trading prices of Parent Common Stock as reported by The Nasdaq National Market (or such other market on which such shares are then primarily traded) on the trading day on which the Effective Time, the First Milestone Date or the Second Milestone Date, as applicable, occurs (or, if the Effective Time or a Milestone Date occurs on a date that is not a trading day, on the immediately preceding trading day).

         (d) CANCELLED STOCK. All shares of Company Common Stock held at the Effective Time by the Company as treasury stock or by a Company Subsidiary shall be cancelled and extinguished and no payment shall be made with respect thereto.

         (e) MERGER SUB STOCK. At the Effective Time, each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

         (f) DISSENTING SHARES.

             (i) Shares of Company Common Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Merger Consideration. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company, Parent or the Surviving Corporation with respect to such shares, except those provided under Section 262 of the DGCL. If, after the Effective Time of the Merger, any such stockholder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

             (ii) The Company shall give Parent (A) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of Company Common Stock, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by the Company and (B) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent (which such consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

         (g) Notwithstanding anything in this SECTION 1.6 to the contrary, in no event shall the number of shares of Parent Common Stock issued pursuant to the terms of this


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Agreement and the transactions contemplated hereby exceed the number of shares, subject to equitable adjustment, equal to 19.9% of the number of shares of common stock of Parent outstanding on the date hereof.

1.7 COMPANY OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES, PREFERRED STOCK AND COMPANY PREFERRED STOCK PURCHASE RIGHTS.

         (a) COMPANY OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") under the Company's 2000 Stock Option Plan and 2001 Stock Option Plan (collectively, the "Company Stock Option Plans"), whether or not then exercisable, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement (each an "Assumed Option") shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Assumed Option shall be exercisable (or shall become exercisable in accordance with its terms) for (A) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) in addition (I) if the First Milestone is achieved, an additional number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the Effective Time multiplied by the First Contingent Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (II) if the Second Milestone is achieved, an additional number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the Effective Time multiplied by the Second Contingent Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable only pursuant to clause (A) above upon exercise of such Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) other than as set forth in the foregoing clause (ii), no additional exercise price shall be due or payable with respect to any shares of Parent Common Stock issued or issuable upon or on account of the exercise of such Assumed Option. In the event that any Assumed Option is exercised, in whole or in part, prior to the achievement of the First Milestone and/or the Second Milestone, as the case may be, then, in the event that the First Milestone and/or the Second Milestone, as the case may be, is or are achieved following such exercise, Parent shall issue to the holder of such Assumed Option (for no additional consideration) that number of shares of Parent Common Stock that such holder of such Assumed Option would have been entitled to receive pursuant to clauses (B)(I) and/or (B)(II) above, as the case may be, if the portion of such Assumed Option that was exercised prior to the First Milestone Date and/or the Second Milestone Date, as the case may be, were exercised on the First Milestone Date and/or the Second Milestone Date, as the case may be. After the Effective Time, Parent shall issue to each holder of an outstanding Assumed Option a notice describing the foregoing assumption of such Assumed Options by Parent. The adjustments provided herein with respect to any Assumed Options that are "incentive stock options" as


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defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

         (b) COMPANY WARRANTS. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants"), whether or not then exercisable, shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement (each an "Assumed Warrant") shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Assumed Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for (A) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) in addition (I) if the First Milestone is achieved, an additional number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Assumed Warrant immediately prior to the Effective Time multiplied by the First Contingent Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (II) if the Second Milestone is achieved, an additional number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Assumed Warrant immediately prior to the Effective Time multiplied by the Second Contingent Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable only pursuant to clause (A) above upon exercise of such Assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) other than as set forth in the foregoing clause
(ii), no additional exercise price shall be due or payable with respect to any shares of Parent Common Stock issued or issuable upon or on account of the exercise of such Assumed Warrant. In the event that any Assumed Warrant is exercised, in whole or in part, prior to the achievement of the First Milestone and/or the Second Milestone, as the case may be, then, in the event that the First Milestone and/or the Second Milestone, as the case may be, is or are achieved following such exercise, Parent shall issue to the holder of such Assumed Warrant (for no additional consideration) that number of shares of Parent Common Stock that such holder of such Assumed Warrant would have been entitled to receive pursuant to clauses (B)(I) and/or (B)(II) above, as the case may be, if the portion of such Assumed Warrant that was exercised prior to the First Milestone Date and/or the Second Milestone Date, as the case may be, were exercised on the First Milestone Date and/or the Second Milestone Date, as the case may be. After the Effective Time, Parent shall issue to each holder of an outstanding Assumed Warrant a notice describing the foregoing assumption of such Assumed Warrants by Parent.

         (c) CONVERTIBLE DEBENTURES. Prior to the Effective Time, Neose Technologies, Inc. ("Neose") shall have elected to convert those certain outstanding 8% Convertible Debentures issued on May 18, 2000 in the aggregate principal amount of $562,500 (the

"Convertible Debentures"), into shares of Company Common Stock, and the Company shall have effected such conversion, in accordance with the terms of the Convertible Debentures.

         (d) COMPANY PREFERRED STOCK. Prior to the Effective Time, the Company shall have amended its Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, as amended (the "Certificate of Designation"), such that immediately prior to the Effective Time, without any action on the part of Parent, the Company, Merger Sub or any holder of Company Preferred Stock, each outstanding share of the Company's Series A Convertible Preferred Stock, $0.01 par value per share (the "Series A Stock"), and Series B Convertible Preferred Stock, $0.01 par value per share (the "Series B Stock" and together with the Series A Stock, the "Company Preferred Stock"), other than shares held by the Company or any Company Subsidiary which shall be cancelled and extinguished and no payment will be made with respect thereto, shall automatically be converted into shares of Company Common Stock in accordance with such amended Certificate of Designation and shall thereafter be converted into Merger Consideration as provided in SECTION
1.6 hereto.

         (e) COMPANY PREFERRED STOCK PURCHASE RIGHTS. At the Effective Time, (i) each outstanding Company Preferred Stock Purchase Right shall become the right (the "Assumed Preferred Stock Purchase Right") to purchase, and, upon exercise of such Assumed Preferred Stock Purchase Right, Parent shall be obligated to issue, (A) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock (the "Purchase Right Conversion Shares") issuable immediately prior to the Effective Time upon the assumed conversion of the shares of Series B Stock issuable upon the assumed exercise of such Company Preferred Stock Purchase Right immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) in addition (I) if the First Milestone is achieved, an additional number of shares of Parent Common Stock equal to the product of the number of Purchase Right Conversion Shares multiplied by the First Contingent Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (II) if the Second Milestone is achieved, an additional number of shares of Parent Common Stock equal to the product of the number of Purchase Right Conversion Shares multiplied by the Second Contingent Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share purchase price for the shares of Parent Common Stock issuable only pursuant to clause (A) above upon exercise of such Assumed Preferred Stock Purchase Right shall be equal to the quotient determined by dividing (1) the quotient determined by dividing (a) the aggregate purchase price for all of the shares of Series B Stock for which the Assumed Preferred Stock Purchase Right was exercisable immediately prior to the Effective Time by
(b) the number of shares of Company Common Stock issuable upon the assumed conversion of all shares of Series B Stock described in the preceding clause (a) immediately prior to the Effective Time by (2) the Exchange Ratio, rounded up to the nearest whole cent and (iii) other than as set forth in the foregoing clause
(ii), no additional purchase price shall be due or payable with respect to any shares of Parent Common Stock issued or issuable upon or on account of the exercise of such Assumed Preferred Stock Purchase Right. In the event that any Assumed Preferred Stock Purchase Right is exercised, in whole or in part, prior to the achievement of the First Milestone and/or the Second Milestone, as the case may be, then, in the event that the First Milestone and/or the Second Milestone, as the case may be, is or are achieved following such exercise, Parent shall issue to the holder of such Assumed Preferred

Stock Purchase Right (for no additional consideration) that number of shares of Parent Common Stock that such holder of such Assumed Preferred Stock Purchase Right would have been entitled to receive pursuant to clauses (B)(I) and/or
(B)(II) above, as the case may be, if the portion of such Assumed Preferred Stock Purchase Right that was exercised prior to the First Milestone Date and/or the Second Milestone Date, as the case may be, were exercised on the First Milestone Date and/or the Second Milestone Date, as the case may be. Prior to the Effective Time, the Company and the other parties to the Series B Purchase Agreement may amend the Series B Purchase Agreement to provide for the cashless exercise and/or net issue exercise of the Assumed Preferred Stock Purchase Rights, PROVIDED that any such cashless exercise and/or net issue exercise provisions shall become effective only from and after the Effective Time and, provided, further, that no such amendment shall decrease the number of shares included in the Diluted Number. Except as modified or changed in the manner contemplated in this Section 1.7(e), each Assumed Preferred Stock Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Series B Purchase Agreement as amended and in effect immediately prior to the Effective Time.

1.8 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares of Company Common Stock or Company Preferred Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent (as defined in SECTION 1.9) or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to SECTION 1.13. For purposes of this Agreement, a "Certificate" is a stock certificate that immediately prior to the Effective Time represented outstanding shares of (i) Company Common Stock or (ii) Company Preferred Stock that automatically converted into Company Common Stock immediately prior to the Effective Time pursuant to the Certificate of Designation, but for which no new stock certificate representing the shares of Company Common Stock into which such Company Preferred Stock converted has been issued, that were converted into the right to receive the Merger Consideration.

1.9 EXCHANGE OF CERTIFICATES.

         (a) Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent") for at least (i) the period commencing on the date hereof and ending six months after the Effective Time, (ii) the period commencing on the First Milestone Date and ending six months after such date, and (iii) the period commencing on the Second Milestone Date and ending six months after such date. At least seven business days prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock that will be converted into the right to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, (ii) such other customary documents as may be required including without limitation, a Form W-9, and (iii) instructions for surrendering their Certificates in exchange for the Initial Merger Consideration (the "Transmittal Materials"). Promptly after the Effective Time, the Exchange Agent will deliver to each Company stockholder who has properly completed and returned such Transmittal Materials to the Exchange Agent at or prior to the Closing, together with the Certificate or Certificates which immediately prior to the Effective Time represented such holder's outstanding shares of Company Common Stock, (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to SECTION 1.6(a) and (ii) a check in the amount of any cash due with respect to such shares pursuant to SECTION 1.6(c) or SECTION 1.13. No interest shall be paid or shall accrue on any such amounts. At the Effective Time, Parent shall deliver to the Exchange Agent sufficient shares of Parent Common Stock and cash for any fractional shares to satisfy the Initial Merger Consideration.

         (b) Promptly after the Effective Time, but in no event later than five business days following the Effective Time, Parent or the Exchange Agent will send to each former holder of record of shares of Company Common Stock that were converted into the right to receive the Merger Consideration who has not previously submitted properly completed Transmittal Materials with Certificates to the Exchange Agent at or before the Closing, as permitted by SECTION 1.9(a) above, instructions for exchanging his, her or its Certificates for the applicable portion of the Initial Merger Consideration into which such shares of Company Common Stock (other than any Dissenting Shares) have been converted. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock and Company Preferred Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to SECTION 1.6(a) and (ii) a check in the amount of any cash due with respect to such shares pursuant to SECTION 1.6(c) or SECTION 1.13. No interest shall be paid or shall accrue on any such amounts.

         (c) Until surrendered in accordance with the provisions of this SECTION 1.9, each Certificate shall represent for all purposes only the right to receive the Merger Consideration and, if applicable, amounts under SECTION 1.13. Shares of Parent Common Stock into which shares of Company Common Stock and Company Preferred Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent with respect to the Initial Merger Consideration and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any Initial Merger Consideration to which such Holder may be due, subject to applicable law. Beginning on the date that is six months following each of the First Milestone Date and the Second Milestone

Date, Parent shall act as the Exchange Agent with respect to the portion of the Contingent Merger Consideration that is payable with respect to the First Milestone or Second Milestone, as the case may be, and thereafter any Holder shall look solely to Parent for any Contingent Merger Consideration to which such Holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Initial Merger Consideration or the Contingent Merger Consideration remaining unclaimed five years after the Effective Time, the First Milestone Date or the Second Milestone Date, as the case may be, (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

         (d) Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares or any shares of Company Common Stock with respect to which dissenters' rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with SECTION 1.6(f) and the DGCL. In the case of any shares of Company Common Stock with respect to which dissenters' rights have not terminated as of the Effective Time, if such shares of Company Common Stock become Dissenting Shares, payment shall be made in accordance with SECTION 1.6(f) and the DGCL, and if, instead, the dissenters' rights with respect to such Dissenting Shares irrevocably terminate after the Effective Time, such Dissenting Shares shall be entitled to receive the Merger Consideration, subject to the other provisions of this Agreement.

1.10 NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

1.11 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, applicable certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and any amounts due pursuant to
SECTION 1.13.

1.12 WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options, Company Warrants or Company Preferred Stock Purchase Rights such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, or Company Options, Company Warrants or Company Preferred Stock Purchase Rights in respect of which such deduction and withholding was made.

1.13 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates. Upon the surrender of such Certificates in accordance with SECTION 1.9, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates for exchange.

1.14 RESTRICTIONS ON TRANSFER; LEGENDS.

         (a) The shares of Parent Common Stock comprising the Merger Consideration have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state or other jurisdiction in reliance upon exemptions thereunder. Such shares of Parent Common Stock shall be characterized as "restricted securities" and cannot be resold unless and until they are registered by Parent under the Securities Act pursuant to SECTION 4.8 and any applicable securities law of any state or other jurisdiction, or an exemption from registration is available.

         (b) Subject to the provisions set forth in this SECTION 1.14(b), each certificate representing the shares of Parent Common Stock shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR (ii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.

         Parent shall issue a certificate without the foregoing legend, if, unless otherwise required by state securities law, prior to such issuance (i) such shares of Parent Common Stock are registered for sale under the Securities Act pursuant to SECTION 4.8 and (ii) the stockholder has delivered to Parent the documents contemplated by SECTION 4.8(g), including an undertaking to comply with the Securities Act prospectus delivery requirements. The legend set forth above shall be removed and Parent shall issue a certificate without such legend to the holder of shares of Parent Common Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) such shares of Parent Common Stock are registered for sale under the Securities Act pursuant to
SECTION 4.8 and the stockholder has delivered to Parent the documents contemplated by SECTION 4.8(g), including an undertaking to comply with the Securities Act prospectus delivery requirements, (ii) in connection with a sale transaction, such holder provides

Parent with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the shares of Parent Common Stock may be made without registration under the Securities Act, or (iii) such shares are eligible for resale by non-affiliates of Parent pursuant to Rule 144(k) promulgated under the Securities Act or a successor rule.

1.15 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


           SECTION 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the disclosure schedule prepared and signed by the Company and delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the Company hereby makes the following representations and warranties to Parent and Merger Sub. Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, each exception set forth in the Company Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule.

2.1 ORGANIZATION AND QUALIFICATION.

         (a) The Company and each Company Subsidiary (as defined in SECTION 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. The Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). SECTION 2.1 of the Company Disclosure Schedule sets forth a true and complete list of the jurisdictions in which the Company and each Company Subsidiary is qualified or otherwise authorized to transact business.

         (b) The Company previously has provided to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company and each Company Subsidiary as presently in effect, and neither the Company nor any Company Subsidiary is in default in the performance, observation or fulfillment of such documents. The minute books of the Company, copies of which the Company previously has provided to Parent, contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders of the Company since the time of the Company's incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock record books of the Company, copies of which the Company previously has provided to Parent, are true and complete.

2.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, in the case of consummation of the Merger, subject to the adoption of this Agreement by the requisite vote of the holders of the Company's outstanding capital stock entitled to vote thereon, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the requisite vote of the holders of the outstanding shares of capital stock of the Company). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. The only votes of the Company's stockholders required in connection with this Agreement and the amendment to the Certificate of Designation as provided in SECTION 1.7(d) are (i) with respect to the adoption of this Agreement, (A) the affirmative vote of a majority of the outstanding shares of Company Common Stock (voting as a single class) and (B) the affirmative vote of 75% of the outstanding shares of the Company's Series A Stock and Series B Stock (voting together as a single class) and (ii) with respect to the amendment of the Certificate of Designation, the affirmative vote of 75% of the outstanding shares of the Company's Series A Stock and Series B Stock (voting together as a single class). The persons and entities set forth in SECTION 2.2 of the Company's Disclosure Schedule who have delivered a Voting Agreement in connection with the execution of this Agreement hold as of August 6, 2001 a number of affirmative votes of (i) Company Common Stock equal to at least 75% of the aggregate number of outstanding shares of Company Common Stock and (ii) Company Preferred Stock (on an as-converted basis) equal to at least 75% of the aggregate number of outstanding shares of Company Preferred Stock (on an as-converted basis).

2.3 CAPITALIZATION AND TITLE TO SHARES.

         (a) The Company is authorized to issue 5,595,000 shares of Company Common Stock, of which 1,759,896 shares were issued and outstanding as of August 3, 2001. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. SECTION 2.3(a) of the Company Disclosure Schedule includes a true and complete list of all outstanding shares of Company Common Stock and Company Preferred Stock.

         (b) The Company has reserved 871,675 shares of Company Common Stock for issuance pursuant to the Company Options. Company Options to purchase 279,484 shares of Company Common Stock were outstanding as of August 3, 2001. SECTION 2.3(b) of the

Company Disclosure Schedule includes a true and complete list of all Company Options with grant dates, expiration dates, vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent. Except as indicated in SECTION 2.3(b) of the Company Disclosure Schedule, the Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger.

         (c) The Company has reserved 44,344 shares of Company Common Stock for issuance pursuant to the Company Warrants. Company Warrants to purchase 44,344 shares of Company Common Stock were outstanding as of August 3, 2001. SECTION 2.3(c) of the Company Disclosure Schedule includes a true and complete list of all outstanding warrants with grant dates, expiration dates and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent.

         (d) The Company has reserved 75,000 shares of Company Common Stock for issuance upon conversion of the Convertible Debentures. True and complete copies of the Convertible Debentures have been furnished previously to Parent.

         (e) The Company is authorized to issue 2,905,000 shares of Company Preferred Stock, of which (i) 1,112,500 shares are designated as Series A Stock, 1,025,915 shares of which are issued and outstanding as of August 1, 2001 and
(ii) 1,780,000 shares are designated as Series B Stock, 796,529 shares of which are issued and outstanding as of August 1, 2001. All the issued and outstanding shares of Company Preferred Stock are duly authorized, validly issued, fully paid, nonassessable, and free of pre-emptive rights, except as set forth in
SECTION 2.3(e) of the Company Disclosure Schedule. As of August 1, 2001, all the outstanding shares of Series A Stock are convertible into 1,096,425 shares of Company Common Stock, and all the outstanding shares of Series B Stock are convertible into 814,862 shares of Company Common Stock. There are 796,529 shares of Series B Stock issuable upon exercise of all the Company Preferred Stock Purchase Rights.

         (f) Except for (i) shares indicated as issued and outstanding on August 1, 2001 specified in SECTION 2.3(a) and (ii) shares issued after August 1, 2001, upon (A) the exercise of outstanding Company Options listed in SECTION 2.3(b) of the Company Disclosure Schedule, (B) the exercise of outstanding Company Warrants listed in SECTION 2.3(c) of the Company Disclosure Schedule, (C) conversion of the Convertible Debentures or (D) the conversion of all the outstanding Company Preferred Stock, there are not as of the date hereof, and at the Effective Time, there will not be, any shares of Company Common Stock issued and outstanding.

         (g) The Company's authorized capital stock consists solely of the Company Common Stock described in SECTION 2.3(a) and the Company Preferred Stock described in SECTION 2.3(e). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than (i) the Company Options listed in SECTION 2.3(b) of the Company Disclosure Schedule, (ii) the Company Warrants listed in SECTION 2.3(c) of the Company Disclosure Schedule,
(iii) the Convertible Debentures, (iv) the Company Preferred Stock listed in
SECTION 2.3(e) and (v) the Company Preferred Stock Purchase Rights identified in
SECTION 2.3(e). Except as set forth in SECTION 2.3(g) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

         (h) Neither the Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

         (i) The Company has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

         (j) To the knowledge of the Company, there are not more than 35 stockholders of the Company who do not qualify as "accredited investors" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

2.4 COMPANY SUBSIDIARIES AND COMPANY JOINT VENTURES.

         (a) SECTION 2.4(a) of the Company Disclosure Schedule sets forth all of the Company Subsidiaries and the jurisdiction in which each is incorporated or organized, and each jurisdiction in which it is qualified or otherwise authorized to transact business. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. SECTION 2.4(a) of the Company Disclosure Schedule also sets forth for each Company Subsidiary the individuals who comprise the board of directors or comparable body for each such entity. The Company agrees to take, or cause to be taken, the actions necessary so that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

         (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the

Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

         (c) The Company holds no interest in a Joint Venture. The term "Joint Venture" means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

2.5 FINANCIAL STATEMENTS. The Company has previously delivered to Parent the audited financial statements of the Company for the years ended December 31, 1999 and December 31, 2000 (including the notes thereto) (the "Audited Financial Statements"), including the audited balance sheet of the Company at December 31, 2000 (the "Company Balance Sheet"), and the unaudited balance sheet of the Company at June 30, 2001 and the related statements of operations and cash flows for such periods. All of such financial statements referred to in this section are collectively referred to herein as the "Company Financial Statements." The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly the consolidated financial position and the results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated, in each case in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise stated therein and, in the case of unaudited interim financial statements, except to the extent that they may not include footnotes or may be condensed or summary statements and subject to normal year-end adjustments that have not been and are not expected to be material in amount.

2.6 ABSENCE OF UNDISCLOSED LIABILITIES. As at December 31, 2000, the Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the Company Balance Sheet (or notes thereto) that were not adequately reflected or reserved against on the Company Balance Sheet. The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) included in SECTION 2.6 of the Company Disclosure Schedule, (iii) included in any other representation or warranty in Article 2 of this Agreement or the section of the Company Disclosure Schedule related thereto, or (iv) incurred since December 31, 2000 in the ordinary course of business consistent with past practice.

2.7 ABSENCE OF ADVERSE CHANGES.

         (a) Except as set forth in SECTION 2.7(a) of the Company Disclosure Schedule, since December 31, 2000, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

         (b) Except as set forth in SECTION 2.7(b) of the Company Disclosure Schedule, there has not been any action taken by the Company or any Company Subsidiary during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of SECTION 4.1(b).

         (c) The Company has no knowledge of any studies or tests, the results of which call into question the results of any animal study or preclinical test conducted by or on behalf of the Company and previously disclosed to Parent (the "STUDIES"). The Company has not received any notices or correspondence from the FDA or any other Governmental Entity (as defined below) requiring the termination, suspension or a modification which would result in a materially adverse change in any such Studies.

2.8 COMPLIANCE WITH LAWS.

         (a) The Company and the Company Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental, administrative or regulatory body, authority, or agency (a "Governmental Entity") material to the conduct of their businesses as presently being conducted (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

         (b) The Company and the Company Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation ("Law") or any order, judgment, injunction, decree or other requirement ("Orders") of any Governmental Entity, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (c) Each product or product candidate subject to the FDA jurisdiction under the United States Federal Food, Drug and Cosmetic Act ("FDCA") that is manufactured, tested, distributed, held, and/or marketed by the Company or any Company Subsidiary is being manufactured, tested, distributed, held and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

         (d) The Company has, prior to the execution of this Agreement, provided to Parent copies of, or access to, all documents in its or any Company Subsidiary's possession material to assessing compliance with the FDCA and its implementing regulations, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received since the Company's inception, (ii) all audit reports performed since the Company's inception, and (iii) any document concerning any significant oral or written communication received from the FDA since the Company's inception.

         (e) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

2.9 ACTIONS AND PROCEEDINGS. There are no outstanding Orders of any Governmental Entity against the Company, any Company Subsidiary, or any of their securities, assets or properties. Except as set forth in SECTION 2.9 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, or any of their securities, assets or properties or their officers and directors, in their respective capacities as such that will or could reasonably be expected to result in damages in excess of $50,000. To the knowledge of the Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or materially interfere with the Company's ability to consummate the transactions contemplated hereby.

2.10 CONTRACTS AND OTHER AGREEMENTS.

         (a) SECTION 2.10 of the Company Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company or any Company Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

             (i) any agreement (A) involving research, development or the license of Proprietary Rights (as defined in SECTION 2.12), (B) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (D) providing for the payment or receipt by the Company or a Company Subsidiary of milestone payments or royalties, (E) containing a "most favored nation" pricing or terms clause, or (F) that individually requires aggregate expenditures by the Company and/or any Company Subsidiary in any one year of more than $25,000;

             (ii) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money;

             (iii) any agreement of surety, guarantee or indemnification;

             (iv) any agreement that limits or restricts the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person;

             (v) any interest rate, equity or other swap or derivative instrument;

             (vi) any agreement obligating the Company to register securities under the Securities Act;

             (vii) any agreement for the sale of any of the securities, assets or properties of the Company other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such securities, assets or properties;

             (viii) any agreement in which the Company is the purchaser of goods or services and that requires less than 30 days' notice to be cancelled by the Company or an assignee of the Company to avoid incurring a liability, premium or penalty;

             (ix) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

             (x) any agreement requiring the payment to any person of a commission or fee other than in the ordinary course of business or providing for sharing of fees, rebating of charges, or similar arrangements;

             (xi) any agreement with any current or former officer, director, stockholder, employee, consultant, agent or other representative of the Company, including any agreement for the payment of fees or other consideration to any entity in which any officer or director of the Company has an interest; or

             (xii) any other material agreement whether or not made in the ordinary course of business.

All of the contracts and other agreements required to be set forth in SECTION
2.10 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. True and complete copies of all of the contracts and other agreements (and all written amendments or other modifications thereto) referred to in SECTION 2.10 or SECTION 2.11(a) of the Company Disclosure Schedule have been provided previously to Parent.

2.11 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

         (a) The Company and the Company Subsidiaries do not own any real property or any buildings or other structures nor have options or any contractual obligations to purchase or acquire any interest in real property.
SECTION 2.11(a) of the Company Disclosure Schedule lists all real property leases to which the Company and the Company Subsidiaries are a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that could reasonably be expected to have a Company Material Adverse Effect.

         (b) The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, and such properties and assets, as well as all other properties and assets of the Company and the Company Subsidiaries, whether tangible or intangible, are free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the Audited Financial Statements or in SECTION 2.11(b) of the Company Disclosure Schedule and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         (c) The equipment, furniture, leasehold improvements, fixtures, vehicles, any related capitalized items and other tangible property material to the business of the Company and the Company Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted. SECTION 2.11 of the Company Disclosure Schedule sets forth a true and correct summary of capital assets of the Company and the Company Subsidiaries with individual descriptions of major capital assets acquired from January 1, 1999 through August 1, 2001.

2.12 INTELLECTUAL PROPERTY.

(a) The Company and the Company Subsidiaries own, or are licensed to use, or otherwise have the full legal right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights, and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from the Company or a Company Subsidiary relating to any of the foregoing that are material to their businesses as presently conducted or as contemplated to be conducted, including without limitation those related to the Company's phosphorylation and glycosylation technologies and current products under development (collectively, the "Proprietary Rights"). A list of all registered copyrights and trademarks, service marks, trade names, patents and patent applications, and biological materials held by or licensed to the Company or a Company Subsidiary has been delivered previously to Parent and is included in
SECTION 2.12 of the Company Disclosure Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting and are not subject to any taxes, maintenance fees or actions falling due within 90 days of the date of this Agreement. The Company is not aware of any claim by any third party that the businesses of the Company or the Company Subsidiaries (including products under development) infringe upon the proprietary rights of others, nor has the Company or any Company Subsidiary received any notice or claim of infringement from any third party. The Company is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as disclosed in SECTION 2.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.

         (b) To the knowledge of the Company, none of the activities of the employees of the Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. To the Company's knowledge, all employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to the Company or a Company Subsidiary by any party other than a consultant to the Company or Company Subsidiary) did so either (a) within the scope of his or her employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of the Company or any Company Subsidiary or (b) pursuant to written agreements assigning or licensing all Proprietary Rights arising therefrom to the Company or any Company Subsidiary.

2.13 INSURANCE. SECTION 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of the Company and the Company Subsidiaries as of the date of this Agreement. To the Company's knowledge, such policies are in full force and effect. Neither the Company nor any Company Subsidiary is in material default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

2.14 COMMERCIAL RELATIONSHIPS. The relationships of the Company and the Company Subsidiaries with their suppliers, distributors, collaborators, licensors and licensees are generally good commercial working relationships. No such entity has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary or has, during the last twelve months, materially altered its relationship with the Company or any Company Subsidiary. The Company does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary.

2.15 TAX MATTERS.

         (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, AD VALOREM, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

         (b) All Tax Returns required to be filed on or before the date hereof by or with respect to the Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid. The Company has not received written notice of any claim by any taxing authority in any other jurisdiction that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

         (c) There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

         (d) No audit is currently pending with respect to any Tax Return of the Company or the Company Subsidiaries, nor has the Company received any written communication from any taxing authority which has caused or should reasonably cause it to believe that an audit is forthcoming. No deficiency for any Taxes has been proposed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid in full. No issue relating to the Company or the Company Subsidiaries or involving any Tax for which the Company or the Company Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of the Company or the Company Subsidiaries for any subsequent period.

         (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Company or any Company Subsidiary is in force. The Company has delivered to Parent complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the taxable years since its inception filed by or issued to or with respect to the Company or the Company Subsidiaries.

         (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has made such accruals for such Taxes in the Audited Financial Statements as are required by GAAP.

         (g) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Company Subsidiary or any of their assets or properties.

         (h) The Company and the Company Subsidiaries are not a party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person other than the Company or a Company Subsidiary under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         (i) There is no contract or agreement, plan or arrangement obligating the Company or the Company Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither the Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         (j) Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

2.16 EMPLOYEE BENEFIT PLANS.

         (a) SECTION 2.16 of the Company Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, welfare, fringe benefit, medical or life insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Plans"), including without limitation, all cafeteria plans maintained under Section 125 of the Code and employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is a party or is required to contribute.

         (b) The Company has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) or Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Plan, (vii) any correspondence from the IRS, Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPCRS, APRSC, VCR, CAP or Walk-in Cap, VCP, VCO, VCS or similar programs, or the DOL's amnesty programs for late filers and non-filers or for correction of fiduciary breaches), (viii) for each Plan that is a defined benefit pension plan, the most recent actuarial valuation report and actuarial valuation report for the two preceding years, (ix) for each Plan that is intended to be qualified under Code Section 401(a), any previously prepared copies of compliance testing results (nondiscrimination testing (401(a)(4), 410, 411, ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year and three preceding plan years and (x) COBRA and HIPAA forms and notices used for each Plan that is a group health plan.

         (c) There is no entity (other than the Company or any Company Subsidiary) that together with the Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001(b) of ERISA. Neither the Company nor any Company Subsidiary has ever maintained, contributed to or incurred any liability under: (i) any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code; (ii) any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; or (iii) any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code or any welfare benefit fund within the meaning of Section 419(e) of the Code. Neither the Company nor any Company Subsidiary has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

         (d) Each Plan maintained by the Company or a Company Subsidiary which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") has been determined to be so qualified by the IRS, and to the Company's knowledge no circumstances exist that could reasonably be expected to cause the Qualified Plans to lose such qualified status. Each such Plan and each other Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any Law, including without limitation ERISA and the Code, and to the knowledge of the Company, nothing has been done or not done with respect to any Plan that could result in any liability on the part of the Company or any Company Subsidiary with respect to a violation of any requirement of Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, and premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made except for any failure or failures which could not reasonably be expected to have a Company Material Adverse Effect, and provision has been made on the Company Balance Sheet for such contributions, premiums and other amounts that were due as of the date of the Company Balance Sheet but were attributable to service before such date.

         (e) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Plan subject to Title IV of ERISA. With respect to each Plan subject to Title IV of ERISA, such Plan has no unfunded benefit liabilities and such Plan could be terminated in a "standard termination" under
Section 4041(b) of ERISA on or before the Effective Time without any additional contribution from any contributing employer (but disregarding any other prerequisites for terminating such Plan). With respect to each Plan subject to
Section 412 of the Code, there is no accumulated funding deficiency (whether or not waived) under such Plan.

         (f) Except as disclosed in SECTION 2.16(f) of the Company Disclosure Schedule, all claims for benefits under any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, or similar plan for employee benefits not subject to ERISA, incurred by covered employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment.

         (g) There are no complaints, charges or claims against the Company pending or threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and to the Company's knowledge no conditions exist under which the Company could incur any liability based on, arising from or in connection with any incorrect classification of any such individual.

         (h) Except for individual employment agreements, with respect to each
Plan: (i) that has been reduced to writing, the Company has done nothing outside of such Plan that would interfere with or prohibit amending, modifying or terminating such Plan without advance notice to or consent by any employee, former employee or beneficiary and (ii) that has not been reduced to writing, such Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.

         (i) Except as disclosed in SECTION 2.16 of the Company Disclosure Schedule, no current or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of vesting or exercise of any equity incentive award) as a result of this Agreement or the transactions contemplated hereby.

2.17 EMPLOYEE RELATIONS.

         (a) The Company and the Company Subsidiaries, collectively, have approximately 83 full-time equivalent employees and generally enjoy good employer-employee relations. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as disclosed in SECTION 2.17 of the Company Disclosure Schedule, upon termination of the employment of any employees, none of the Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of the Company and the Company Subsidiaries including, in each case, name, current job title and annual rate of compensation (including bonuses and equity compensation) for each of the last two years has been made available previously to Parent.

         (b) The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

         (c) No work stoppage or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly result in material liability to the Company. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or, to the knowledge of the Company, threatened.

         (d) None of the executive officers or key employees of the Company has given notice to the Company, nor is the Company otherwise aware, that any such officer or employee intends to terminate his or her employment with the Company.

2.18 ENVIRONMENTAL MATTERS.

         (a) Neither the Company nor any of the Company Subsidiaries has violated, is in violation of, or has been notified that it is in violation of, Environmental Laws, and except in full compliance with Environmental Laws, neither the Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Laws at any site owned or operated by, or premises leased by, the Company or any of the Company Subsidiaries during the period of the Company's or such Company Subsidiary's ownership, operation or lease or, to the Company's knowledge, prior thereto, nor has there been or is there threatened any Release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the Company's knowledge, prior thereto in violation of any Environmental Laws or which created or will create an obligation to report or respond in any way to such Release. There is no underground storage tank or other container at any site owned or operated by, or premises leased by the Company or any Company Subsidiary or, to the Company's knowledge, on any site formerly owned or operated by, or premises formerly leased by, the Company or any Company Subsidiary.

         (b) Neither the Company nor any Company Subsidiary has received notification in any form that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Environmental Contaminant. No such site or premises is listed, or to the Company's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither the Company nor any Company Subsidiary has received written notification of, and the Company has no knowledge of, any potential responsibility of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local or other Environmental Laws, or (iii) any Order issued pursuant to the provisions of any such Environmental Laws with respect to any Environmental Contaminant used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary.

         (c) The Company and the Company Subsidiaries have obtained all Permits required by Environmental Laws necessary to enable them to conduct their respective businesses and are in compliance with said Permits in all material aspects.

         (d) There is no environmental or health and safety matter that reasonably could be expected to have a Company Material Adverse Effect. The Company previously has furnished to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and all other material correspondence, documents or communications with any Governmental Entity regarding the foregoing.

         (e) For purposes of this Agreement:

             (i) "Environmental Laws" means any federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. Section 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. Section 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended;

             (ii) "Environmental Contaminant" means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, petroleum or petroleum products, polychlorinated biphenyls, asbestos containing materials, or any other substance or material, in each case regulated by applicable Environmental Laws;

             (iii) "Hazardous Materials" means (A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

             (iv) "Release" has the meaning specified in CERCLA.

2.19 NO BREACH. Except for (a) filings with the Secretary of State of Delaware,
(b) any required filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act"), and
(c) matters listed in SECTION 2.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law or Order of any Governmental Entity applicable to the Company or the Company Subsidiaries or by which any of the Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity,
(vi) result in the creation of any Lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority in Oklahoma or New Jersey or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v), (vi) and
(vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or materially interfere with the ability of the Company to consummate the transactions contemplated hereby. Except as set forth in SECTION 2.19 of the Company Disclosure Schedule, the Company or any Company Subsidiary is not and will not be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, a contract or agreement with a third party.

2.20 BOARD APPROVALS.

         (a) The Board of Directors of the Company, as of the date of this Agreement, has (i) adopted and declared the advisability of this Agreement and
(ii) determined to recommend that the stockholders of the Company adopt this Agreement.

         (b) The Company has taken all action necessary such that no "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

2.21 FINANCIAL ADVISOR; NO FINDER'S FEE. The Company previously has provided Parent with a copy of Morgan Stanley Dean Witter's ("Morgan Stanley") engagement letter. Other than Morgan Stanley, no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and, other than the fee payable to Morgan Stanley, there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.

2.22 BANK ACCOUNTS AND POWERS OF ATTORNEY. SECTION 2.22 of the Company Disclosure Schedule identifies all bank accounts used in connection with the operations of the Company and the Company Subsidiaries whether or not such accounts are held in the name of the Company or the Company Subsidiaries, lists the respective signatories therefor and lists the names of all persons holding a power of attorney from the Company or any Company Subsidiary and a summary statement of the terms thereof. Except as disclosed in SECTION
2.22 of the Company Disclosure Schedule, Company has not granted powers of attorney to any person or entity.

2.23 RELATED PARTY TRANSACTIONS. Except as set forth in SECTION 2.23 of the Company Disclosure Schedule and except for compensation and payment of reimbursable expenses incurred in the ordinary course of business to regular employees of the Company, no current or former officer, director, or other affiliate of the Company, is now, or has been since the date of formation of the Company (or any predecessor thereof), (i) a party to any transaction or contract with the Company, (ii) indebted to the Company, or (iii) to the knowledge of the Company the direct or indirect owner of an interest in any person which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings of less than 2% of a class of securities of a publicly traded company), nor, to the knowledge of the Company, does any such person receive income from any source other than the Company which should properly accrue to the Company. No stockholder, together with the stockholder's affiliates, holds of record 50% of more of the outstanding voting securities of the Company or, to the knowledge of the Company, has the contractual power to designate 50% of more of the directors of the Company.

2.24 INFORMATION PROVIDED.

         (a) None of the information supplied by the Company for inclusion in the information statement to be provided to the Company stockholders in connection with the Merger (the "Information Statement") will, as of the date of the Information Statement, contain any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The representations and warranties of the Company contained in this Agreement and the Company Disclosure Schedule do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

                         SECTION 3 - REPRESENTATIONS AND
                       WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth on the disclosure schedule prepared and signed by Parent delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby make the following representations and warranties to the Company. Notwithstanding any other provision of this Agreement or the Parent Disclosure Schedule, each exception set forth in the Parent Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Parent Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the Parent Disclosure Schedule.

3.1 ORGANIZATION AND QUALIFICATION.

         (a) Parent is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Parent is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and "Parent Subsidiaries" taken as a whole. As used in this Agreement, "PARENT SUBSIDIARY" means Merger Sub and any other corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) of which at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiary.

         (b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

         (c) Parent has previously made available to the Company true and complete copies of its management and accounting policies governing the relationship of Parent's divisions (the "Divisional Policies"), charter and bylaws, each as presently in effect, and neither Parent nor any Parent Subsidiary is in default in the performance, observation or fulfillment of its organizational documents or, with respect to Parent, the Divisional Policies, except for one or more defaults (i) by Parent with respect to the Divisional Policies and/or (ii) by a Parent Subsidiary with respect to its organizational documents that would not reasonably be expected, individually or collectively, to have a Parent Material Adverse Effect.

3.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Each of Parent and Merger Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes their valid and binding obligation, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

3.3 CAPITALIZATION. The authorized capital stock of Parent consists of 690,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). Of the Parent common stock, as of the date of this Agreement,

500,000,000 shares have been designated Parent Common Stock, 100,000,000 shares have been designated Genzyme Biosurgery Division Common Stock, $0.01 par value per share ("GBX Common Stock"), and 40,000,000 shares have been designated Molecular Oncology Division Common Stock, $0.01 par value per share ("GMO Common Stock"), and 50,000,000 shares have been undesignated as to series. As of June 30, 2001, 207,421,578 shares of Parent Common Stock were issued and outstanding, 39,951,500 shares of GBX Common Stock were issued and outstanding and 16,673,985 shares of GMO Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding. Of the Parent Preferred Stock, as of the date of this Agreement, 2,000,000, 1,000,000 and 400,000 shares have been designated as Series A Junior Participating Preferred Stock, Series B Junior Participating Preferred Stock, and Series C Junior Participating Preferred Stock, respectively, and reserved for issuance under the Parent Rights Plan. Parent holds all the outstanding shares of common stock, $0.01 par value per share, of Merger Sub.

3.4 SEC REPORTS. Parent previously has made available to the Company (i) its Annual Report on Form 10-K for the year ended December 31, 2000 ("Parent 10-K"),
(ii) all proxy statements relating to Parent's meetings of stockholders held after December 31, 2000, and (iii) all other documents filed by Parent with the SEC under the Exchange Act since January 1, 2001 (together with the documents filed by Parent with the SEC under the Exchange Act prior to the Effective Time, the "Parent SEC Reports"). As of their respective dates, each of the Parent SEC Reports complied, or in the case of those filed between the date of this Agreement and the Effective Time will comply, in all material respects with applicable SEC requirements and did not, and in the case of those filed between the date of this Agreement and the Effective Time, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 31, 2000, Parent has timely filed and between the date of this Agreement and the Closing Date, Parent will file with the SEC, all periodic reports required to be filed by it under the Exchange Act.

3.5 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Parent 10-K and Parent's Quarterly Report on Form 10-Q for the quarter ending March 31, 2001 have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise indicated therein, and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Parent and its consolidated subsidiaries as of and for the periods presented therein, except as otherwise indicated therein and subject, in the case of the unaudited financial statements, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

3.6 ABSENCE OF UNDISCLOSED LIABILITIES. As of December 31, 2000, Parent had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the Parent balance sheet included in the Parent 10-K (or the notes thereto), that were not adequately reflected or reserved against on such balance sheet. Except as disclosed in the Parent SEC Reports, Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet,
(ii) included in SECTION 3.6 of the Parent Disclosure

Schedule, (iii) reflected in Parent's unaudited consolidated balance sheet (or the notes thereto) dated March 31, 2001, (iv) incurred since March 31, 2001 in the ordinary course of business, or (v) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.7 ABSENCE OF ADVERSE CHANGES. Since March 31, 2001, except as disclosed in the Parent SEC Reports, there has not been any event, change or circumstance which has had a Parent Material Adverse Effect.

3.8 NO BREACH. Except for (a) filings under the Securities Act, (b) filings under the Exchange Act, (c) filings with the Secretary of State of Delaware, and
(d) any required filing of a Notification and Report form under the HSR Act, the delivery and performance of this Agreement by Parent and Merger Sub and consummation by each of them of the transactions contemplated hereby will not
(i) violate any provision of the charter or by-laws of Parent or Merger Sub,
(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a material default under, any material instrument, contract or other agreement to which Parent, Merger Sub or any Parent Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject,
(iii) violate any Law or Order of any Governmental Entity applicable to Parent, Merger Sub or any Parent Subsidiary or by which any of their assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, or (v) result in the creation of any Lien or other encumbrance on the assets of properties of Parent, Merger Sub or any Parent Subsidiary excluding from the foregoing clauses (ii), (iii) (iv) and
(v) violations which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, will not have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. Except as disclosed in SECTION 3.8 of Parent's Disclosure Schedule, neither Parent nor any Parent Subsidiary is or will be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, a contract or agreement with a third party, other than consents or waivers which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

3.9 INTELLECTUAL PROPERTY. Parent owns, or is licensed to use, or otherwise has the legal right to use, all patents, trademarks, servicemarks, tradenames, trade secrets, franchises and copyrights, and all applications for any of the foregoing necessary for the conduct of its business except (a) to the extent failure to have such ownership or licenses is not reasonably expected to have a Parent Material Adverse Effect or (b) as disclosed in the Parent SEC Reports.

3.10 INFORMATION PROVIDED. None of the information supplied by Parent for inclusion, or incorporation by reference, in the Information Statement will, as of the date of the Information Statement, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.11 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.12 ACTIONS AND PROCEEDINGS. Except as set forth in the Parent SEC Reports, there are no outstanding Orders of any Governmental Entity against Parent, any Parent Subsidiary, or any of their assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary or any of their securities, assets or properties that could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. To the knowledge of Parent, except as disclosed in the Parent SEC Reports, there is no fact, event or circumstances now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, could be reasonably expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

                      SECTION 4 - COVENANTS AND AGREEMENTS

4.1 CONDUCT OF BUSINESS. Except with the prior written consent of Parent and except as otherwise contemplated herein or referred to in SECTION 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company shall observe the following covenants:

         (a) AFFIRMATIVE COVENANTS PENDING CLOSING. The Company shall:

             (i) PRESERVATION OF PERSONNEL. Use reasonable commercial efforts consistent with past practice to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries;

             (ii) INSURANCE. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

             (iii) PRESERVATION OF THE BUSINESS; MAINTENANCE OF PROPERTIES, CONTRACTS. Use reasonable commercial efforts to (a) preserve the business of the Company in accordance with past practices over the last twelve months, (b) keep the Company's properties intact, (c) preserve its goodwill and business, (d) maintain all physical properties in such operating condition as will permit the conduct of the Company's business on a basis consistent with past practice, and
(e) perform and comply in all material respects with the terms of the contracts referred to in SECTION 2.10.

             (iv) INTELLECTUAL PROPERTY RIGHTS. Use reasonable best efforts to preserve and protect the Proprietary Rights;

             (v) ORDINARY COURSE OF BUSINESS. Operate the Company's business solely in the ordinary course consistent with past practice;

             (vi) COMPANY OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND PREFERRED STOCK. Use commercially reasonable efforts with respect to Company Options, Company Warrants, the Convertible Debentures and the Company Preferred Stock to effectuate the terms of this Agreement, PROVIDED, HOWEVER, that Parent shall have the right to approve any agreements to modify terms of the underlying instruments in advance; and

             (vii) FDA MATTERS. Notify and consult with Parent immediately
(A) after receipt of any material communication from the FDA and before giving any material submission to the FDA and (B) prior to making any material change to a study protocol commencing new trials or making a material change to the development timeline for any of its product candidates or programs.

         (b) NEGATIVE COVENANTS PENDING CLOSING. The Company shall not:

             (i) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding, in the aggregate, $50,000;

             (ii) LIABILITIES. Incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or lease lines or payroll obligations), or enter into any contracts or commitments involving potential payments to or by the Company or any Company Subsidiary in any single instance of $100,000 or more or in the aggregate of $250,000 or more, except as set forth on SECTION 4.1(b)(ii) of the Company Disclosure Schedule;

             (iii) COMPENSATION. Increase the compensation payable to any officer, director, employee, agent or consultant other than in the ordinary course of business consistent with past practice; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary, except employment or consulting agreements entered into in the ordinary course of business consistent with past practices; or adopt, or increase the benefits under, any employee benefit plan, except, in each case, as required by law, in accordance with existing agreements or in the ordinary course of business consistent with past practices;

             (iv) CAPITAL STOCK. Except as set forth on SCHEDULE 4.1(b), grant or accelerate the exercisability of, any option, warrant or other right to purchase, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except for any redemption or repurchase of shares of the Company's capital stock at cost from employees or consultants of the Company upon the termination of such employees or consultants;

             (v) CHARTER AND BY-LAWS. Cause, permit or propose any amendments to the Certificate of Incorporation or By-Laws of the Company except as contemplated hereby;

             (vi) ACQUISITIONS. Make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

             (vii) CAPITAL EXPENDITURES. Authorize any single capital expenditure in excess of $100,000 or capital expenditures which in the aggregate exceed $250,000;

             (viii) ACCOUNTING POLICIES. Except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it or restate any of the Audited Financial Statements of the Company;

             (ix) TAXES. Without Parent's written consent, make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability (other than settlements or compromises not involving any payments of Taxes), change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

             (x) LEGAL. Settle or compromise any pending or threatened suit, action or claim which relates to the transactions contemplated hereby;

             (xi) EXTRAORDINARY TRANSACTIONS. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

             (xii) PAYMENT OF INDEBTEDNESS. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and other than as contemplated by
SECTION 1.7(c) of this Agreement;

             (xiii) NEW AGREEMENTS/AMENDMENTS. Enter into or modify, or permit a Company Subsidiary to enter into or modify, any material supply, license, development, research or collaboration agreement with any other person or entity;

             (xiv) CONFIDENTIALITY AGREEMENTS. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party; or

             (xv) OBLIGATIONS. Obligate itself to do any of the foregoing.

         (c) CONTROL OF THE COMPANY'S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company, as is reasonably necessary or appropriate in connection with Parent's investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Company's business and the Company shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. Parent shall hold all such information in accordance with the provisions of the Mutual Non-Disclosure Agreement dated February 28, 2001 between Parent and the Company (the "Confidentiality Agreement").

4.3 TAX TREATMENT. None of the parties shall take, or cause or permit any of its subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that it shall not constitute a breach of the covenant in this Section
4.3 for, and nothing in this Section 4.3 shall limit the ability of, Parent to take any action following the Closing Date to the extent that action would require a change in the Contingent Merger Consideration to include property other than Parent Common Stock pursuant to Section 1 of this Agreement.

4.4 EXPENSES. Except as otherwise provided herein, the Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

4.5 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including delivering customary representation letters contemplated by SECTIONS 6.4 and 7.2. Without limiting the generality of the foregoing, the Company agrees to duly execute and deliver, and to use commercially reasonable efforts to cause any individual or entity listed as a co-owner of, or who otherwise has any power of attorney or other rights with respect to, any of the Proprietary Rights of the Company, to duly execute and deliver such further instruments and do and cause to be done such further actions and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that Parent may at any time and from time to time reasonably request to more effectively transfer ownership, control and/or administration of such Proprietary Rights to the Surviving Corporation. The Company shall use commercially reasonable efforts to obtain the consents identified in SECTION 2.19 of the Company Disclosure Schedule. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Nothing in this Agreement shall require Parent or Merger Sub to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Parent or Merger Sub that are material, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason. Nothing in this Agreement shall require the Company, in its exercise of commercially reasonable efforts, to incur any material liability or obligation to pay any consideration to any third party (other than its attorneys, accountants and financial advisors), unless such payment is only required if the Merger is consummated or Parent agrees to indemnify the Company for such payments.

4.6 STOCKHOLDER APPROVAL. The Company will, as soon as practicable following the date of this Agreement, (i) duly call, give notice of, convene and hold a special meeting of the Company stockholders (the "Company Stockholder Meeting") or solicit a written consent of the Company stockholders in accordance with applicable law and the Company's Certificate of Incorporation and its By-Laws for the purpose of considering the approval and adoption of this Agreement (the "Written Consent"); (ii) include in the notice of the Company Stockholder Meeting or Written Consent sent to the Company stockholders the unqualified recommendation of the Board of Directors that the Company stockholders adopt this Agreement; and (iii) use commercially reasonable efforts (A) to cause the notice of the Company Stockholders Meeting or Written Consent to be mailed to the Company stockholders at the earliest practicable time after the execution of this Agreement and (B) to obtain the necessary approvals of the Company stockholders of this Agreement, the Merger and the transactions contemplated hereby.

4.7 INFORMATION STATEMENT. In connection with the Company Stockholder Meeting and/or Written Consent, as soon as practicable after the date of this Agreement, Parent and the Company shall prepare and the Company shall mail the Information Statement to the Company's stockholders. Each of Parent and the Company shall furnish to the other all information concerning them that the other may reasonably request in connection with such Information Statement. If any event relating to the Company or Parent occurs, or if the Company or Parent becomes aware of any information, in either case that should be disclosed in an amendment or supplement to the Information Statement, then Parent and the Company shall promptly prepare such amendment or supplement and the Company shall promptly distribute the same to the Company stockholders. The Company shall assist Parent in obtaining such information as Parent reasonably requires to allow Parent to determine the number and nature of the Company stockholders in their capacity as purchasers (as such term is used under Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D")). In connection with the distribution of the Information Statement to the Company stockholders, the Company shall use its commercially reasonable efforts to cause each Company stockholder previously identified as an unaccredited investor to complete and return an accredited investor questionnaire substantially the form attached hereto as EXHIBIT B (the "Accredited Investor Questionnaire"). To the extent that Parent reasonably determines that a Company stockholder is not an "accredited investor" (as defined in Rule 501(a) of Regulation D) and does not meet the financial knowledge and experience requirements of Rule 506 of Regulation D, the Company agrees that it shall use its commercially reasonable efforts to cause all such Company stockholders to use a "purchaser representative" (as defined in Rule 501(h) of Regulation D) to assist such Company stockholders in evaluating the Information Statement and the investment decisions represented by this Agreement, the Merger and the transactions contemplated hereby.

4.8 REGISTRATION ON FORM S-3.

         (a) REGISTRATION OF INITIAL MERGER CONSIDERATION. Subject to the terms and conditions set forth below, Parent will, as soon as practicable after the date of this Agreement, file with the SEC a Registration Statement (the "Initial Registration Statement") under the Securities Act covering the resale of the shares of Parent Common Stock to be issued at the Effective Time pursuant this Agreement (the "Initial Registrable Shares"), and will use its reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter (but in any event prior to the Closing) and to keep the Registration Statement covering the Initial Registrable Shares continuously effective until the earlier of (i) the date on which all Initial Registrable Shares covered by such Registration Statement have been sold and
(ii) the second anniversary of the Effective Time.

         (b) REGISTRATION OF CONTINGENT MERGER CONSIDERATION. Subject to the terms and conditions set forth below, Parent will, as soon as practicable (but in any event within 30 days) after an applicable Milestone Date, file with the SEC a Registration Statement under the Securities Act covering the resale of any shares of Parent Common Stock included in any Contingent Merger Consideration payable on such Milestone Date pursuant to SECTION 1.6(b) that are not then eligible for resale by non-affiliates of Parent pursuant to Rule 144(k) or a successor rule (the "Contingent Registrable Shares" and together with the Initial Registrable Shares, the "Registrable Shares"), and will use its reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter and to keep the Registration Statement covering the Contingent Registrable Shares continuously effective until the earlier of (i) the date on which the Contingent Registrable Shares covered by such Registration Statement have been sold and (ii) the second anniversary of the applicable Milestone Date.

         (c) In connection with the foregoing:

             (i) Upon the written request of any former Company stockholder, Parent shall promptly prepare and file with the SEC any Prospectus supplement covering the resale of any Initial Registrable Shares that were not included in the Initial Registration Statement, PROVIDED THAT, (i) Parent shall not be obligated to file more than four such Prospectus supplements in any 12 month period and (ii) the requesting stockholder shall have provided Parent with the information regarding such stockholder required under SECTION 4.8(g).

             (ii) Parent shall promptly, subject to SECTION 4.8(d), prepare and file with the SEC such amendments to a Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective hereunder; and shall cause a Prospectus to be supplemented by any required Prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act.

             (iii) Parent shall promptly furnish to each Company stockholder two copies of a Prospectus and any amendments or supplements thereto, each in a form that can be copied by the Company stockholder.

             (iv) Parent shall promptly give notice to the selling stockholders
(1) when a Prospectus or Prospectus supplement or amendment has been filed and, with respect to a Registration Statement or a post-effective amendment, when the same has become effective, (2) of any request by the SEC for amendments and supplements to a Registration Statement or Prospectus or for additional information after a Registration Statement has become effective, (3) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement, and (4) of the happening of any event that makes any statement made in a Registration Statement or related Prospectus untrue or that requires the making of any changes in a Registration Statement or Prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) SUSPENSION PERIOD.

             (i) Unless notified pursuant to SECTION 4.8(d)(ii) below, upon receipt of a notice under clauses (2) through (4) of SECTION 4.8(c)(iv), the Company stockholders shall forthwith discontinue disposition of the Registrable Shares pursuant to a Registration Statement until the stockholders' receipt of copies of the applicable supplemented or amended Prospectus contemplated by
SECTION 4.8(c)(iii) or until the Company stockholders are advised in writing by Parent that the use of a Prospectus may be resumed, and, if so directed by Parent, the Company stockholders shall deliver to Parent all copies, other than one permanent file copy, of a Prospectus at the time of receipt of such notice. Parent shall use reasonable commercial efforts to take such actions, as soon as practicable (but in any event within 60 days) after the delivery of a notice under clause (2) through (4) of SECTION 4.8(c)(iv), as are necessary to appropriately revise or supplement a Prospectus or to cause the SEC to lift the stop order.

             (ii) In addition, if Parent shall furnish to the former Company stockholders a certificate signed by the President or Chief Executive Officer of Parent stating that the Board of Directors of Parent has made the good faith determination (i) that continued use by the selling stockholders of the Registration Statement for purposes of effecting offers or sales of Registrable Shares pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement (or the prospectus relating thereto) of material, nonpublic information concerning Parent, its business or prospects or any proposed material transaction involving Parent and (ii) that such premature disclosure would be materially adverse to Parent, its business or prospects or any such proposed material transaction or would make the successful consummation by Parent of any such material transaction significantly less likely, the Company stockholders shall not use the Registration Statement to sell any shares of Parent Common Stock covered by the Registration Statement until notified by Parent that the reason for the suspension no longer exists; PROVIDED, HOWEVER, that in no event will the suspension period contemplated by this sentence exceed 90 days in the aggregate during any 12-month period during which Parent is otherwise obligated to keep such Registration Statement effective. As a condition to having shares included in a Registration Statement and listed in a Prospectus, Company stockholders shall be required to agree to the restrictions provided in this SECTION 4.8(d), the indemnification provisions provided hereunder, to provide the information required by SECTION 4.8(g) hereof, and to keep confidential the receipt of any notice under SECTION 4.8(c)(iv) and the contents of any such notice.

         (e) REGISTRATION EXPENSES. Parent shall bear all expenses incurred in connection with the registration of the Registrable Shares pursuant to this
SECTION 4.8, including without limitation all printing, legal and accounting expenses incurred by Parent and all registration and filing fees imposed by the SEC or The Nasdaq National Market or, if the Parent Common Stock is not then listed on such market, the principal securities exchange or system on which Parent Common Stock is then traded or quoted. The Company stockholders shall be responsible for any brokerage commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the Registrable Shares and for any legal, accounting and other expenses incurred by the Company stockholders in connection with any such disposition.

         (f) INDEMNIFICATION.

             (i) INDEMNIFICATION BY PARENT. To the extent permitted by law, Parent shall indemnify and hold harmless each of the Company stockholders, their respective directors, officers and employees, brokers and underwriters (as defined in the Securities Act), and each person who controls such Company stockholder within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act, or is under common control with, or is controlled by, such Company stockholder, together with the partners, brokers, underwriters (as defined in the Securities Act), officers, directors, trustees, stockholders and employees of such controlling person (collectively, the "CONTROLLING PERSONS"), from and against all losses, claims, damages, liabilities and reasonable expenses, including without limitation reasonable legal fees and expenses (collectively, the "Damages"), incurred by such Company stockholder and any such Controlling Person (and their respective partners, officers, directors, trustees, stockholders and employees, brokers and underwriters (as defined in the Securities Act), as applicable) arising out of or based upon any untrue statement of material fact contained in a Registration Statement (or any amendment thereto), or any omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any untrue statement of a material fact contained in any Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto), or any omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such Damages arise out of or are based upon any such untrue statement or omission based upon written information relating to the Company stockholders furnished to Parent by or on behalf of such Company stockholders for use therein; PROVIDED, HOWEVER, that Parent shall not be liable to the Company stockholders under this SECTION 4.8(f) to the extent that any such Damages were caused by the fact that such Company stockholders (A) sold the Registrable Shares to a person as to whom it was not sent or given, at or prior to the written confirmation of such sale, a copy of such Prospectus as then amended or supplemented, if Parent has previously furnished copies thereof to the Company stockholders and a Prospectus, as then amended and supplemented, has corrected any such misstatement or omission or (B) sold the Registrable Shares during a suspension period under SECTION 4.8(d). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any Controlling Persons and shall survive the transfer of Registrable Shares by the Company stockholders.

             (ii) INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. To the extent permitted by law, each Company stockholder shall severally indemnify and hold harmless Parent, its directors, officers and employees, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Parent to the Company stockholders, but only with reference to written information relating to such Company stockholder furnished to Parent by such Company stockholder for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto); PROVIDED, HOWEVER, that in no event shall the foregoing indemnification obligations of such Company stockholder exceed the aggregate proceeds received by such Company stockholder in the offering of Registrable Shares covered by a Registration Statement to which the claim for such indemnification relates.

             (iii) PROCEDURE. Each party entitled to indemnification under this
SECTION 4.8(f) (the "INDEMNIFIED PARTY") shall give prompt written notice of any claim as to which indemnification may be sought to the party required to provide indemnification (the "INDEMNIFYING PARTY"), PROVIDED THAT, failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent of actual prejudice. The Indemnifying Party shall be entitled to assume the defense of any such claim with counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall, except with the consent of the Indemnified Party, agree to any settlement that does not include a release of the Indemnified Party from all liability in respect of such claim, and the Indemnified Party shall not settle such claim or admit liability in respect of such claim without the prior written consent of the Indemnifying Party.

             (iv) CONTRIBUTION. If the indemnification provided for in this
SECTION 4.8(f) is held by a court of competent jurisdiction to be unavailable or insufficient to an Indemnified Party with respect to any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such Damages as well as any other relevant equitable consideration; PROVIDED, HOWEVER, that in no event shall the foregoing contribution obligation of any Company stockholder exceed the aggregate proceeds received by such Company stockholder in the offering of Registrable Shares covered by a Registration Statement to which the claim for such contribution relates. The relevant fault of the Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

         (g) INFORMATION BY THE COMPANY STOCKHOLDERS. The Company stockholders shall furnish to Parent such information regarding such stockholders and the distribution proposed by the Company stockholders as Parent may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement, including the Selling Stockholder Notice and Questionnaire attached as EXHIBIT C and shall agree to notify Parent promptly following sales pursuant to a Registration Statement.

         (h) CERTAIN DEFINITIONS. As used in this SECTION 4.8, the following terms have the following meanings:

             (i) A "PROSPECTUS" means the prospectus included in any Registration Statement or any prospectus filed pursuant to Rule 424 with respect to any such Registration Statement, as amended or supplemented by any prospectus supplement, and by all other amendments and supplements to such prospectus, including post-effective amendments to any such Registration Statement, and in each case including all material incorporated by reference or deemed to be incorporated by reference in any such prospectus.

             (ii) A "REGISTRATION STATEMENT" means any registration statement of Parent that covers any of the Registrable Shares pursuant to the provisions of this Agreement and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including any Prospectus, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

         (i) TRANSFER OF REGISTRATION RIGHTS. Notwithstanding anything to the contrary contained herein, the registration rights set forth herein shall be transferable to (i) any transferees of the Company stockholders who receive any Registrable Shares by gift, partnership distribution or other transfer that does not constitute a sale (as such term is defined in Section 2(3) of the Securities
Act) and (ii) any transferee (A) who received such Registrable Shares at a time when the Registration Statement was not available to cover such transfer and (B) in whose hands the Registrable Shares continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act.

         (j) TERMINATION OF REGISTRATION RIGHTS. Notwithstanding anything to the contrary contained herein, the registration rights set forth herein shall terminate with respect to each stockholder when such stockholder is able to sell all of his, her or its Registrable Shares under Rule 144(k) under the Securities Act (or any successor rule thereto).

         (k) RULE 144. Parent shall comply with the requirements of Rule 144(c) under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC), regarding the availability of current public information to the extent required to enable each recipient of Merger Consideration to sell such Merger Consideration without registration under the Securities Act pursuant to the resale provisions of Rule 144 (or any similar rule or regulation). Upon request, Parent will deliver to such recipient a written statement as to whether it has complied with such requirements and, upon such recipient's compliance with the applicable provisions of Rule 144, will take such action as may be required (including, without limitation, causing legal counsel to issue an appropriate opinion) to cause its transfer agent to effectuate any transfer of Merger Consideration properly requested by such recipient, in accordance with the terms and conditions of Rule 144. The obligations under this SECTION 4.8(k) shall terminate on the two year anniversary of the Effective Time of the Merger.

4.9 PUBLIC ANNOUNCEMENTS. The Company and Parent shall, and shall cause each of its respective directors, officers, employees, agents, and affiliates to, consult with the other to get the other's approval, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable Law.

4.10 NASDAQ LISTINGS. Prior to the Closing Date and each Milestone Date, Parent shall, if necessary, file with Nasdaq a Notification for Listing of Additional Shares covering the shares of Parent Common Stock to be issued as Initial Merger Consideration and Contingent Merger Consideration in the Merger, including the shares of Parent Common Stock issuable upon exercise of the Assumed Options and Assumed Warrants and upon conversion of the Convertible Debentures.

4.11 NO SOLICITATION. The Company shall not, and shall cause each Company Subsidiary and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of the Company and each Company Subsidiary not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent, relating to the possible acquisition of the Company or any Company Subsidiary or of all or a material portion of the assets or capital stock of the Company or any Company Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary (an "Alternative Transaction"), (b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. The Company shall notify Parent promptly (and, in any case, within one business day) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Alternative Transaction indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposal or offer and, in the case of written materials, providing copies of such materials. The Company agrees that it will keep Parent informed, on a prompt basis (and, in any case, within one day of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this SECTION 4.11 of the obligations undertaken in this SECTION 4.11.

4.12 REGULATORY FILINGS. As soon as is reasonably practicable, and only to the extent required, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

4.13 COMPANY 401(k) PLAN. Except with the prior written consent of Parent, during the period from the date hereof to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company 401(k) plan (the "Company 401(k) Plan") or (ii) make any required contribution to the Company 401(k) Plan in Company Common Stock. The Company shall terminate the Company 401(k) Plan as of the day immediately preceding the Closing Date. Employees may, as soon as practicable following Parent's receipt of a favorable IRS determination letter on termination of the Company 401(k) Plan, elect a direct rollover of their Company 401(k) Plan benefits, including any Company 401(k) Plan loan outstanding as of the Closing Date, to Parent's 401(k) plan, provided any such loan has not been accelerated at the time of rollover. As soon as practicable following Parent's receipt of a favorable IRS determination letter on termination of the Company 401(k) Plan, Parent's 401(k) plan shall accept the direct rollover of electing employee's benefits under the Company 401(k) Plan in cash and, if applicable, promissory notes that are not accelerated from Company's 401(k) Plan as provided under Section 401(a)(31) of the Code.

4.14 TERMINATION OF SEVERANCE AND SALARY CONTINUATION PLANS. The Company agrees to terminate, to the extent applicable, any and all group severance, separation or salary continuation plans, programs or arrangements that may be covered under ERISA immediately prior to the Closing.

4.15 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company, Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall not be liable for breach of this SECTION 4.15 unless such breach could reasonably be expected to result in a Company Material Adverse Effect and neither Parent nor Merger Sub shall be liable for breach of this SECTION 4.15 unless such breach could reasonably be expected to result in a Parent Material Adverse Effect.

4.16 DELIVERY OF SEC COMPLIANT FINANCIAL STATEMENTS. Promptly after the date of this Agreement, the Company shall deliver to Parent true and complete copies of its financial statements for the last two fiscal years and the six months ended June 30, 2001 in compliance as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. In addition, within 45 days of the end of each calendar quarter ending after the date of the last balance sheet provided pursuant to the preceding sentence, the Company will deliver to Parent true and complete copies of the financial statements for such periods in compliance with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

4.17 EMPLOYEE MATTERS.

         (a) Parent shall give individuals who are employed by the Company immediately prior to the Effective Time and remain as employees of the Surviving Corporation or Parent ("Continuing Employees") full credit for purposes of eligibility, vesting, benefit accrual (except for purposes of benefit accrual under any defined benefit pension plans and except as would result in duplication of benefits) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent for such Continuing Employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Time.

         (b) Parent shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical or dental benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any plan maintained for the Continuing Employees immediately prior to the Effective Time. In addition, all deductibles and co-payments under Parent's benefit plans shall be satisfied by the Continuing Employee's payments under the Company's benefit plans during the same plan year.

         (c) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Company and any director, officer, or employee thereof, each as described in SECTION 2.16 of the Company Disclosure Schedule, except as otherwise expressly agreed between Parent and such person.

4.18 DIRECTORS AND OFFICERS' INSURANCE.

         (a) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a six-year "tail" insurance policy that provides coverages substantially similar to the coverage provided under the Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time; PROVIDED, HOWEVER, without Parent's prior written consent, the Company shall not pay more than $100,000 to purchase such policy.

         (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of the Company to its directors and officers (the "Indemnified Directors and Officers") pursuant to the indemnification provisions under the Company's Certificate of Incorporation or By-Laws as in effect on the date hereof.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers substantially all of its assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations described herein for the benefit of the Indemnified Directors and Officers.

4.19 PARTICIPATION IN CERTAIN ACTIONS AND PROCEEDINGS. Until this Agreement is terminated in accordance with SECTION 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any Governmental Entity, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions, PROVIDED, HOWEVER, Parent's right to participate in such actions shall not include the right to control the Company's defense of, or legal strategy in, any such action.

4.20 CONVERSION OF COMPANY PREFERRED STOCK; TERMINATION OF AGREEMENTS. The Company agrees to use commercially reasonable efforts to effect an amendment of the Certificate of Designation prior to the Closing Date to cause the automatic conversion of all of the outstanding shares of Company Preferred Stock at the Effective Time. In connection with such conversion, prior to the Closing, the Company shall use commercially reasonable efforts to enter into agreement(s), reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all existing agreements relating to Company preferred stockholders' rights, including but not limited to (i) that certain Securities Purchase Agreement dated as of September 13, 2000, among the Company and the purchasers named therein, (ii) the Series B Purchase Agreement (except the provisions relating to the Company Preferred Stock Purchase Rights),
(iii) that certain Registration Rights Agreement dated as of September 13, 2000, by and among the Company and certain of its Series A Preferred Stockholders, as amended by Amendment No. 1 thereto dated as of April 17, 2001, (iv) that certain Amended and Restated Rights Agreement dated as of February 26, 2001 between the Company and Neose Technologies, Inc.; and (v) that certain Amended and Restated Stockholders' Agreement dated April 17, 2001, by and among the Company and the Company's stockholders who are parties thereto.

4.21 COMPANY OPTIONS.

         (a) The Company shall use commercially reasonable efforts to suspend, effective as of a date at least three business days prior to the Closing Date, the exercise of any Company Options. To the extent that any Company Options are exercised after the date of this Agreement, the Company shall update SCHEDULE I to reflect such exercises. The Company shall deliver to Parent three business days before the Closing Date a revised version of SCHEDULE I updated in accordance with the foregoing.

         (b) Within one business day after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or appropriate form), with respect to the shares of Parent Common Stock subject to Assumed Options to the extent the shares of Parent Common Stock issuable upon exercise of such Assumed Options qualify for registration on Form S-8.

4.22 MANAGEMENT OF POMPE PROGRAMS.

         (a) Promptly after the Effective Time, Parent shall transfer the management responsibility for all of Parent's (and its subsidiaries' and affiliates') development programs for enzyme replacement therapies for the treatment of patients with Pompe disease (including management of budgets and resources for such programs) to John F. Crowley, in his capacity as an employee of Parent (as long as he is an employee of Parent), in a manner consistent with Parent's obligations to third parties and SECTION 4.23(b) below; provided Mr. Crowley is the President of the Company immediately prior to the Effective Time.

         (b) In addition, in the event that Parent or any of its subsidiaries or affiliates is or becomes a party to any collaboration, strategic alliance, joint venture, license or other agreement with a third party for any development program for enzyme replacement therapies for the treatment of patients with Pompe disease (each, a "Pompe Partnered Program"), Parent shall transfer Parent's and its subsidiaries' and affiliates' internal management responsibility for such Pompe Partnered Program (including management of the budgets and resources for such program) and for Parent's and its subsidiaries' and affiliates' obligations to such third party to John F. Crowley, in his capacity as an employee of Parent (as long as he is an employee of Parent), in a manner consistent with Section 4.23(b) below; provided that Mr. Crowley is the President of the Company immediately prior to the Effective Time. In the event that, in connection with any Pompe Partnered Program, Parent or any of its subsidiaries or affiliates shall have the right to appoint members to any steering committee, project management committee or any other committee having a managerial, supervisory or oversight role in connection with such Pompe Partnered Program, Parent shall appoint Mr. Crowley, in his capacity as an employee of Parent (as long as he is an employee of Parent), to serve as one of such members of each such committee that Parent or its subsidiaries or affiliates has the right to appoint members; provided that Mr. Crowley is the President of the Company immediately prior to the Effective Time.

4.23 MANAGEMENT OF PROGRAMS. From and after the Effective Time and until the earlier of: (i) payment, in full, by Parent of the Contingent Merger Consideration, (ii) June 1, 2006 if the First Milestone is not achieved, and
(iii) June 1, 2008 if the First Milestone is achieved, Parent shall, and shall cause or direct its subsidiaries and Affiliates (as defined below), including, without limitation, the Surviving Corporation to:

         (a) use its commercially reasonable and diligent efforts to execute the Company's plans for a Phase I/II clinical trial for the Pompe program substantially as such plans existed as of the Effective Date with such modifications as may be (i) reasonably deemed necessary or desirable due to the requirements, guidelines or requests of applicable regulatory authorities or the Institutional Review Board(s) of the institutions participating in such clinical trial or (ii) reasonably deemed by Parent to be in the best interests of the Pompe disease product development program or the patients in such program in consultation with John F. Crowley (or his successor), in his capacity as an employee of Parent;

         (b) make all decisions regarding (x) the development of and clinical trials for potential Approved Products other than the product referenced in clause (y) below (and related operating budgets) and (y) after the completion (or earlier termination) of the Phase I/II trial referenced in clause 4.23(a) above, the further development of and additional clinical trials for the Pompe disease product that was under development by the Company prior to the Effective Date (and related operating budgets), in the case of either of the foregoing clauses (x) or (y), using commercially reasonable standards consistent with the exercise of prudent scientific and business judgment and consistent with those standards used by Parent for its other therapeutic products at a similar stage of development and with similar commercial potential, with it being understood and agreed that such decisions will be made by the management of Parent's Therapeutics business unit (or the successor thereto) and its Portfolio Management Committee (or the successor thereto) and that John F. Crowley (or his successor), in his capacity as an employee of Parent, will participate in such decisions; provided Mr. Crowley is the President of the Company immediately prior to the Effective Time; and

         (c) use its commercially reasonable and diligent efforts to develop and/or conduct clinical trials for any potential Approved Products that Parent decides, in accordance with the provisions of SECTION 4.23(b) above, to develop or conduct trials for (or further develop or conduct additional clinical trials for, as the case may be).

         As used in this SECTION 4.23, the term (i) "commercially reasonable and diligent efforts" shall mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by Parent to its other therapeutic products at a similar stage of development and with similar commercial potential, and (ii) "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with Parent. Parent shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of a corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of a corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of a corporation or other entity.

         In the event that Parent or any of its subsidiaries or Affiliates is a party to at the Effective Time, or after the Effective Time enters into or amends (including any amendment for purposes of covering any potential Approved Product), any collaboration, strategic alliance, joint venture, license or other agreement with a third party for the development of any potential Approved Product, Parent shall use its reasonable efforts to cause the provisions of this
Section 4.23 to substantially apply to such third party (it being understood that, in such case, any reference in this Section 4.23 to John Crowley shall be substituted for and deemed a reference to Parent and all references to Mr. Crowley's employment status with Parent (or its subsidiary or affiliate, as the case may be) or the Company shall be disregarded as not being applicable and any reference to Parent or any business unit of Parent shall be substituted for and deemed a reference to such third party).

                    SECTION 5 - CONDITIONS PRECEDENT TO THE
               OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

         The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

5.1 STOCKHOLDER APPROVAL. The Company shall have obtained the requisite vote of holders of Company Common Stock and Company Preferred Stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

5.2 ABSENCE OF ORDER. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Parent and the Company each agree to use reasonable commercial efforts to have any such Order or injunction lifted or stayed.

5.3 REGULATORY APPROVALS. All approvals from Governmental Entities shall have been obtained; PROVIDED, HOWEVER, that the conditions of this SECTION 5.3 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

5.4 HSR ACT. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

5.5 REGISTRATION STATEMENT. The SEC shall have declared effective a Registration Statement covering resales of shares of Parent Common Stock included in the Initial Merger Consideration by Company stockholders who have elected to include shares in such Registration Statement, all in accordance with SECTION 4.8 hereof, and such Registration Statement shall not be subject to a stop order.

             SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                 PARENT AND MERGER SUB TO CONSUMMATE THE MERGER

         The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date (without giving effect to any materiality and knowledge qualifiers) as if made on and as of the Closing Date except, in each case (i) to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be accurate in all material respects as of such date or (ii) where the failure to be accurate, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate signed by its chief executive officer, dated the Closing Date, to the foregoing effect, and certifying the amount of the Transaction Expenses.

6.2 CORPORATE CERTIFICATES. The Company shall have delivered a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the Company's corporate good standing.

6.3 SECRETARY'S CERTIFICATE. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Board of Directors of the Company until the Closing Date, (c) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder, and (iv) a copy of the resolutions of the stockholders of the Company adopting this Agreement and approving the transactions contemplated hereby.

6.4 CONSENTS. The Company shall have obtained waivers or consents, which shall remain in full force and effect, with respect to each agreement required to be disclosed in SECTION 2.19 of the Company Disclosure Schedule such that the terms of any such agreement are unchanged by this Agreement and the transactions contemplated hereby, except for such waivers or consents as would not, individually or in the aggregate, have a Company Material Adverse Effect.

6.5 OPINION OF COUNSEL TO COMPANY. Parent shall have received the opinion of Bingham Dana LLP, or Phillips McFall McCaffrey McVay & Murrah, P.C., counsel to the Company, dated the Closing Date, addressed to Parent, and substantially in the form of EXHIBIT D attached hereto.

6.6 NUMBER OF ACCREDITED INVESTORS. Each Company stockholder shall have previously delivered to Parent an executed Accredited Investor Questionnaire substantially in the form attached as EXHIBIT B, and there shall be no more than 35 Company stockholders who are not "accredited investors" as defined in Rule 501 under the Securities Act, or who are not otherwise excluded from the calculation of the number of Purchasers under Rule 501(e) under the Securities Act.

6.7 PURCHASER REPRESENTATIVE. Each Company stockholder who is not an "accredited investor" as defined in Rule 501 under the Securities Act and who does not meet the sophistication requirements set forth in Rule 501 under the Securities Act, shall be represented by a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Parent, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to Parent.

6.8 CONVERSION AND SURRENDER OF ALL RIGHTS OF COMPANY PREFERRED STOCK. Prior to the Effective Time, the Company shall have amended the Certificate of Designation to provide for the automatic conversion of each outstanding share of Company Preferred Stock at the Effective Time of the Merger into shares of Company Common Stock. In addition, on or prior to the Effective Time, the Company shall have delivered to Parent executed copies of the following agreements:

         (a) an amendment to that certain Securities Purchase Agreement dated as of September 13, 2000, among the Company and the purchasers named therein, pursuant to Article XI thereof, terminating such agreement, and all rights and obligations of the parties thereunder, in their entirety;

         (b) an amendment to the Series B Purchase Agreement, pursuant to
Article XIII thereof, terminating such agreement, and all rights and obligations of the parties thereunder, in their entirety, except that the rights and obligations of such parties with respect to, and the provisions of the Series B Purchase Agreement that provide for, the Company Preferred Stock Purchase Rights shall survive such termination as provided in SECTION 1.7(e);

         (c) an amendment to that certain Registration Rights Agreement dated as of September 13, 2000, by and among the Company and certain of its Series A Preferred Stockholders, as amended by Amendment No. 1 thereto dated as of April 17, 2001, pursuant to Section 9(e) thereof, terminating such agreement, and all rights and obligations of the parties thereunder, in their entirety;

         (d) an amendment to that certain Amended and Restated Rights Agreement dated as of February 26, 2001 between the Company and Neose Technologies, Inc., terminating such agreement, and all rights and obligations of the parties thereunder, in their entirety; and

         (e) an amendment to that certain Amended and Restated Stockholders' Agreement dated April 17, 2001, by and among the Company and the Company's stockholders who are parties thereto, pursuant to Section 6.4 thereof, terminating such agreement, and all rights and obligations of the parties thereunder, in their entirety.

6.9 FIRPTA CERTIFICATE. The Company shall have delivered (a) to Parent a statement, dated not more than 20 days prior to the Closing Date, signed by a responsible corporate officer verifying under penalties of perjury that the statement is correct and otherwise complying with the applicable requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that ownership interests in the Company are not U.S. real property interests as defined in Section 897(c) of the Code and (b) to the IRS a notice to the IRS of such certification in accordance with the provisions of Treasury Regulations
Section 1.897-2(h)(2), signed by a responsible corporate officer of the Company. The Company acknowledges that Parent may file such notice with the IRS on behalf of the Company on or after the Closing Date.

6.10 UPDATED SCHEDULE I. If any Company Options shall have been exercised after the date of this Agreement, the Company shall have delivered to Parent three business day before the Closing Date, a revised SCHEDULE I updated in accordance with SECTION 4.21, or if no Company Options have been exercised after the date hereof, include in the certificate to be delivered by the Company pursuant to
SECTION 6.1 a certification to that effect.

6.11 DISSENTING SHARES. The holders of not more than 5% of the total shares of Company Common Stock and Company Preferred Stock (considered together on an as-converted basis) shall have perfected rights of appraisal under Section 262 of the DGCL.

             SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        COMPANY TO CONSUMMATE THE MERGER

         The obligation of the Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or knowledge qualifiers) except (i) to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be accurate in all material respects as of such date or (ii) where the failure to be accurate, in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent and Merger Sub shall have delivered to the Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

7.2 TAX OPINION. The Company shall have received the opinion of Bingham Dana LLP, dated on or prior to the Closing Date, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, the Company and Merger Sub will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, the Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; PROVIDED, HOWEVER, if Bingham Dana LLP is unwilling to deliver such opinion, this condition shall be deemed satisfied if Palmer & Dodge LLP delivers such opinion. Parent, the Company and Merger Sub agree to provide such representations as are reasonably requested by Bingham Dana LLP and Palmer & Dodge LLP in connection with its tax opinion.

7.3 CLERK'S CERTIFICATE. Parent shall have delivered a certificate of the Clerk of Parent, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Parent executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Parent, as in effect from the date this Agreement was approved by the Board of Directors of

Parent until the Closing Date, and (c) a copy of the resolutions of the Board of Directors authorizing and approving the applicable matters contemplated hereunder.

7.4 CORPORATE CERTIFICATES. Parent shall have delivered a copy of the Articles of Organization of Parent, as in effect immediately prior to the Closing Date, certified by the Secretary of the Commonwealth of Massachusetts and a certificate, as of the most recent practicable date, of the Secretary of the Commonwealth of Massachusetts as to Parent's corporate good standing. Merger Sub shall have delivered a copy of the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate as of the most recent practicable date of the Delaware Secretary of State as to Merger Sub's corporate good standing.

7.5 CLOSING PARENT PRICE. The Closing Parent Price shall be not less than $34.36 (subject to adjustment for any reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger) affecting the shares of Parent Common Stock), PROVIDED, HOWEVER, in no event shall this SECTION 7.5 apply if Parent exercises its right to increase the Exchange Ratio pursuant to SECTION 8.1(e).

                 SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Company adopt this Agreement:

         (a) by either the Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before December 21, 2001 (the "Termination Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before such date;

         (b) by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that it is reasonably certain that the conditions to Parent's obligations to close as set forth in SECTION 6.1 will not be satisfied), by written notice to Parent, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to the Company's obligation to close as set forth in SECTIONS 5 and 7 will not be satisfied; PROVIDED, HOWEVER, the Company shall not have a right to terminate this Agreement pursuant to this
SECTION 8.1(b), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Parent and (ii) within 20 days after written notice from the Company, Parent effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to the Company's obligation to close as set forth in SECTIONS 5 and 7 will not be satisfied;

         (c) by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that it is reasonably certain that the conditions to the Company's obligation to close as set forth in SECTION 7.1 will not be satisfied), by written notice to the Company, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Parent's obligation to close as set forth in SECTIONS 5 and 6 will not be satisfied; PROVIDED, HOWEVER, Parent shall not have a right to terminate this Agreement pursuant to this SECTION 8.1(c), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by the Company and (ii) within 20 days after written notice from Parent, the Company effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to the Company's obligation to close as set forth in SECTIONS 5 and 6 will not be satisfied;

         (d) by either Parent or the Company, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

         (e) by the Company, upon three business days notice to Parent after the satisfaction or waiver of the conditions set forth in SECTIONS 5 and 6 (other than delivery of the items to be delivered at Closing), if the average of the per share closing prices of Parent Common Stock as reported by The Nasdaq National Market for the 20 trading days prior to the date such notice is given is less than $34.36 (subject to adjustment for any reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger) affecting the shares of Parent Common Stock); PROVIDED, HOWEVER, that Parent may negate such termination by notifying the Company within such three business days of its election to increase the Exchange Ratio by the percentage by which the quotient determined by dividing
(x) $34.36 (subject to adjustment for any reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger) affecting the shares of Parent Common Stock) by (y) the average of the per share closing prices during the 20 trading days ending three trading days prior to Closing Date exceeds 1, in which case the Closing Date shall occur on the third trading day after Parent so notifies the Company.

         (f) at any time with the mutual written consent of Parent and the Company.

8.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in
SECTION 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent, Merger Sub and the Company and their respective directors, officers or stockholders, except that (a) the provisions of this SECTION 8, SECTION 9, SECTION 4.4 relating to expenses, and SECTION 4.9 relating to publicity shall survive and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

8.3 AMENDMENT. Prior to the Effective Time, this Agreement may not be amended except by an instrument signed by each of the parties hereto; PROVIDED, HOWEVER, that after adoption of this Agreement by the Company stockholders and prior to the Effective Time, without the further approval of the Company stockholders, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in SECTION 1.6,


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(b) alters or changes any term of the Certificate of Incorporation of the
Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the Company stockholders.

8.4 WAIVER. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; PROVIDED THAT, any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                           SECTION 9 - MISCELLANEOUS

9.1 SURVIVAL. None of the representations and warranties of the Company, Parent or Merger Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

9.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

         (a) if to Parent or Merger Sub, to:

                           Genzyme Corporation
                           One Kendall Square
                           Cambridge, Massachusetts 02139
                           Attn: Executive Vice President, Therapeutics and
                                 Genetics
                           Telephone: (617) 252-7500
                           Facsimile: (617) 761-8891

                           with a copy to:

                           Palmer & Dodge LLP
                           One Beacon Street
                           Boston, Massachusetts  02108
                           Attn:  Paul M. Kinsella
                           Telephone: (617) 573-0100
                           Facsimile: (617) 227-4420


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         (b) if to the Company, to:

                          Novazyme Pharmaceuticals, Inc.
                          800 Research Parkway, Suite 200
                          Oklahoma City, OK 73104
                          Attn: President
                          Telephone: (405) 271-8144
                          Facsimile: (405) 271-8154

                          with a copy to:

                          Bingham Dana LLP
                          150 Federal Street
                          Boston, MA 02110
                          Attn: Julio E. Vega, Esq. and Matthew J. Cushing, Esq.
                          Telephone: (617) 951-8000
                          Facsimile: (617) 951-8736

Any party may by notice given in accordance with this SECTION 9.2 to the other parties designate another address or person for receipt of notices hereunder.

9.3 ENTIRE AGREEMENT. This Agreement and the Voting Agreement contain the entire agreement between the parties with respect to the Merger and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement.

9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict or law provisions, except to the extent that the laws of the State of Delaware apply to the Merger and the rights of the stockholders relative to the Merger.

9.5 BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES.

         (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

         (b) Other than SECTIONS 1.6(b), 4.8, 4.18, 4.22 and 4.23, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The parties acknowledge and agree that all former Company stockholders with respect to SECTIONS 1.6(b), 4.8,
4.22 and 4.23, and that all of the Company's officers and directors with respect to SECTION 4.18, derive independent value from the provisions set forth in such sections; that each of them is intended to be a third party beneficiary of such provisions; and that each of them shall


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


have the right to enforce such provisions as if each was a party to this Agreement; PROVIDED, THAT, (i) any modification of any rights or obligations under SECTIONS 1.6(b), 4.8, 4.22 and 4.23 made or approved by a majority of John
F. Crowley, William N. Canfield and a representative of the holders of the Company's Preferred Stock who shall be approved by a vote of the holders of a majority of the outstanding shares of Company Preferred Stock, voting as a single class, prior to the Effective Time (collectively, the "Representatives") and (ii) any enforcement or termination of any rights or obligations under
Section 4.22 and 4.23 made or approved by a majority of the Representatives shall be binding on all former Company Stockholders.

9.6 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

9.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

9.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.9 SUBMISSION TO JURISDICTION; WAIVER. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the U.S. District Court, determined as follows: If the party making a claim is the Company, the venue shall be the U.S. District Court for Massachusetts; if the party making a claim is Parent or Merger Sub, the venue shall be the U.S. District Court for the Western District of Oklahoma. Each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.


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9.10 ENFORCEMENT. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.11 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

                  [Remainder of page intentionally left blank]



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         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

                               GENZYME CORPORATION


                               By  /s/ G. Jan van Heek
                                   ---------------------------------------------
                                   Name:  G. Jan van Heek
                                   Title: Executive Vice President, Therapeutics
                                           and Genetics


                               RODEO MERGER CORP.


                               By  /s/ G. Jan van Heek
                                   ---------------------------------------------
                                   Name:  G. Jan van Heek
                                   Title: Vice President


                               NOVAZYME PHARMACEUTICALS, INC.


                               By  /s/ John F. Crowley
                                   ---------------------------------------------
                                   Name:  John F. Crowley
                                   Title: President and Chief Executive Officer





                [Signature Page to Agreement and Plan of Merger]